Global Savings Club, Inc.

Primary offering of 1,000,000 Shares each representing one share Common Stock

Secondary offering of 5,200,000 Shares each representing one share Common Stock

Global Savings Club, Inc. is offering 1,000,000 of its common shares, which is an issue from treasury. In addition the existing security holders are offering 5,200,000 of their common shares. No national securities exchange or the Nasdaq Stock
Market lists the securities offered.

Investing in the shares offered involves risks.  See "Risk
Factors" beginning on page 5.

We are not making offers to, and are not accepting offers to buy from, holders in any jurisdiction in which this offer would not comply with local securities laws.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

This offering is made on a best effort basis, with the offering ending on July 15, 2004. There is no minimum subscription . The minimum purchase requirement shall be 500 shares. The funds received from this offering will be received on our behalf by the firm of Kerr & Associates, Attorneys at Law, 3525 East Harmon Avenue, Las Vegas, Nevada, USA, 89121.

                                                 Prices to	               Maximum
                                                 Public                 Subscription
Global Savings Club, Inc. - Primary Offering       $2.00                  1,000,000
                          - Secondary Offering     $2.00                  5,200,000
Total                                            12,400,000               6,200,000



The information in this prospectus may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.




The date of this prospectus is ______________________ .




Dealer Prospectus Delivery Obligation




Until _________________,2003 (25 days after the date of this prospectus), all dealers that effect transactions in these

securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealer's obligation to deliver a prospectus when acting as

underwriters and with respect to their unsold allotments and subscriptions.






Table of Contents (page numbers will be different on Edgar)

Summary Information                          Page  4

Risk Factors                                 Page  5

Use of Proceeds                              Page  8

Determination of Offering Price              Page  9

Dilution                                     Page  9

Selling Security Holders                     Page  10

Plan of Distribution                         Page  11

Legal Proceedings                            Page  12

Directors, Executive Officers,
Promoters and Control Persons                Page  12

Executive Compensation                       Page  14

Security Ownership of Certain                Page  14
Beneficial Owners and Management

Certain Relationships                        Page  15
and Related Transactions

Description of Securities                    Page  15

Experts and Counsel                          Page  16

Disclosure of Commission Position            Page  17
of Indemnification for Securities
Act Liabilities

Organization Within the Last Five Years      Page  17

Description of Business                      Page  17

Management's Discussion and Analysis         Page  19
Or Plan of Operation

Description of Property                      Page  20

Market for Common Equity and Related         Page  20
Stockholder Matters

Financial Statements                         Page  21

     Prospectus Summary

The following summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that may be important to you. You should read the entire prospectus carefully, including the financial data and the notes thereto, and the risks of investing in our shares discussed under the "Risk Factors" section before making an investment decision.


Our Business

We are an Internet based business, providing a listing service for companies wishing to market their products and services to our Club Members. Our Club Members benefit by receiving preferred service or prices from our Corporate Members. We have substantially developed a E-commerce website hosting service as well. We intend marketing our E-commerce services and other products in the future.

Our Offering

From our authorized share capital of 80,000,000 common shares, we are offering:

     1.A primary offering of 1,000,000 common shares - offering price per share of common stock is $2.00 and is an issue from treasury.
     2.A secondary offering of 5,200,000 common shares - offering price per share of common stock is $2.00 and is offered for sale by existing security holders.


Total shares outstanding after the offering will be 6,200,000. Subscription proceeds from our primary offering to us will be $2,000,000.00 if fully subscribed. Our primary offering shares are being offered until July 15, 2004 unless our Board of Directors extends the offering period for an additional 180 days. We do not receive funds from the sale of shares by existing security holders.




Our principal executive offices in Canada are at 827 Raymer Road, Kelowna, B.C., V1W 1J7. Our principal statutory office is located at 3525 East Harmon Avenue, Las Vegas, Nevada, 89121,
USA.


Relevant communications numbers are:
                         Telephone      (250) 763-2400
                         Fax number     (250) 763-1278
                         E-Mail         bmnordine@shaw.ca

Interested parties are invited to view our website at www.globalsavingsclub.com and contact Bryan Nordine our President and C.E.O. with any questions that may arise regarding our operations. Mr. Nordine, however will not provide investment advice, nor will we. Please contact your broker, lawyer, or financial advisor to discuss whether our offering is suitable for you, and whether the sale of our shares conform to securities laws in your jurisdiction.


Summary Financial Information

The following financial information summarizes the more complete historical information enclosed in this prospectus. You should read the information below along with all other financial information and analysis in this prospectus. Do not assume that the results below indicate results we will achieve in the future.



                            June 30, 2003       Sept. 30, 2002
                         Interim - Unaudited   Year End - Audited

Balance Sheet
Total Assets                   $ 5,554              $9,923
Total Liabilities                8,228               3,215
Stockholders' equity            (2,764)              6,708


Income Statement
Revenues                         8,184                 Nil
Total Expenses                     200                 Nil
Net Income                       7,984                 Nil




      Risk Factors

This offering involves a high degree of risk. In addition to the other information in this prospectus, you should carefully consider the risks described below before deciding to invest in our common shares. Any of the risk factors could materially and adversely affect our business, financial condition or operating results. In that case, the trading price of our common shares could decline, and you could lose all or part of your investment.

The following risk factors are presented to aid you in your decision-making:



1.  We may never achieve profitability.

We have not yet achieved profitability. Our activities to date have been related to systems development and test marketing. Even with the use of the proceeds of this offering, we may not become profitable or able to significantly increase our revenue. We have recently increased our operating expenses and capital expenditures and expect further increases in operating expenses to facilitate the commercialization of products. We will need to significantly increase revenues to achieve profitability. Even if we do achieve profitability, we may be unable to sustain profitability on a quarterly or annual basis in the future. It is possible that our revenues will grow more slowly than we anticipate or that operating expenses will exceed our expectations. We do not have a strong financial position. We do not have a significant amount of cash on hand nor do we have other assets, which could be easily liquidated to supply cash for operations.

2. If we do not respond to rapid technological changes, our products and technology may become obsolete.

     If we do not continually modify and adapt our products and improve the performance features and reliability of our products in response to advances and changes in technology and standards, our business could be adversely affected, and our products and technology could become obsolete or less marketable. Our future operating results will depend upon our ability on a timely basis to enhance our current products and to develop and introduce new products.

3. We will depend on the sales of our current products and do not expect to materially diversify our business in the foreseeable future.

Substantially all of our future revenues will be derived from the sale of our yearly renewable Corporate and Individual
Memberships, and related services to them including the following services to our Corporate Members:

        Extra sub-category listings.
        Picture uploads and display.
        Hyper-links to Corporate Member websites.
        Customer surveys.

If for any reason our sales of these products are impeded, and we have not diversified our products offerings, our business and the results of our operations could be harmed.


4. We intend to operate in countries other than Canada and the U.S. These operations could be more complex than our domestic operations and result in losses.

We face a number of risks inherent in doing business in international markets, including:

-  unexpected changes in regulatory requirements;
-  potentially adverse tax consequences;
-  currency export controls;
-  tariffs and other trade barriers;
-  difficulties in staffing and managing foreign operations;
-  changing economic or political conditions;
-  exposures to different legal standards;
-  burdens of complying with a variety of foreign laws; and
-  fluctuations in currency exchange rates;

5. The loss of the services of our executive officers or key personnel would likely cause our business to suffer.

Our future success depends largely on the efforts and abilities of our executive officers and senior management. The loss of the services of any of these personnel could harm our business. We do not maintain any key-person insurance for our executive officers or any of our employees or associates.

6. If we are unable to hire and retain qualified technical personnel our business will suffer.

Our future success depends in part on the availability of qualified technical personnel, including personnel trained in software and hardware applications within specialized fields.
As a smaller company, we may not be able to successfully attract or retain skilled technical employees, which may impede our ability to develop, install, implement, and otherwise service our software and hardware systems and to efficiently conduct our operations. A high level of employee mobility characterizes the Information Technology and Internet industries, and the market for such individuals in certain regions is extremely competitive. This competition means there are fewer well qualified employees available to hire, the costs of hiring and retaining such individuals are high and such personnel may not remain with our company once hired.

7.  We may have difficulties managing our future growth.

There can be no assurance that existing management or any new members of management will be able to augment or improve existing systems and controls or implement new systems and
controls in response to anticipated future growth.   Increased
growth is likely to place a significant burden on our operating and financial systems resulting in increased responsibility for senior management and other personnel within our company.

8. If the use of the Internet and other communications networks does not continue to grow, demand for our products may not increase.

Successful implementation of our strategy depends in part on the continued growth in the use of the Internet and other communication networks based on Internet information or protocols. If the use of these networks does not continue to grow the demand for our products may not increase.

9. We could face potential liability for actual or perceived failure of our services, products and technology.

Our products may contain undetected errors or "bugs" or
result in failures when first introduced or when new versions are released. The occurrence of these errors could result in adverse publicity, delay in product introduction, diversion of resources to remedy defects, loss of or a delay in market acceptance or claims by customers against our company, or could cause us to incur additional costs, any of which could adversely
affect our business.   We do not have insurance to guard against
product defects, business referrals to our Club Members, or other losses. Even if insurance was acquired, the coverage may not be sufficient to offset actual losses.

In addition a portion of our business may involve engaging subcontractors, and placing them in the workplace of other businesses. Therefore, we are also exposed to liability with respect to their actions while on assignment such as:

     a)     damages caused by errors and omissions
     b)     misuse of customer proprietary information
     c)     misappropriation of funds
     d)     discrimination and harassment
     e)     theft of customer property
     f)     other criminal activity or torts and other claims

10. Our operations may suffer if we are unable to protect the intellectual and proprietary rights necessary to produce and market our products.

We depend substantially on our proprietary information and technologies. We rely on a combination of non-disclosure and non-competition agreements, our own security criteria, trade secrets, and license agreements to establish and protect our rights in software products and other proprietary technology. Although we believe that our intellectual property is not susceptible to compromise as only certain protected formats are made available to our customers, it is not impossible that a beach of security could take place. We cannot assure you that the steps taken by us will be adequate to deter misappropriation or independent third-party development of our products or technology.

We have applied for trademark registration, however we have not applied for patent or copyright protection. We cannot assure you that patents or copyrights will be issued with respect to future applications.

11. We may face claims of infringement on proprietary rights of others, which could subject us to costly litigation and the possible restriction on the use of such proprietary rights.

While we do not believe that our products infringe on the proprietary rights of third parties, infringement or invalidity claims may nevertheless be asserted or prosecuted against us and our products may be found to have infringed the rights of third parties. Such claims are costly to defend and could subject us to substantial litigation costs. If any claims or actions are asserted against us, we may be required to modify our services or products or may be forced to obtain a license for such intellectual property rights in a timely manner. We may not be able to modify our services or products or obtain a license on
commercially reasonable terms, or at all.   Our failure to do so
could aversely affect our business.

12. Because there is no public market for our stock, you may be unable to sell your stock.

     As there is currently no public trading of our shares, the ongoing value of our shares cannot be forecast. The issue price of $2.00 U.S. may not be sustainable. We are attempting to create interest in our company and its common shares together with subsequent investment by preparing and presenting this prospectus to the public. Also, shares can only be sold in those jurisdictions where both State and Federal laws permit.

13. Existing shareholders will be able to exercise control of our company and will be able to elect our Directors.

     At the completion of this offering, Bryan Nordine and Abraham Nordine will beneficially own or control approximately 80% of our shares, and together with our executive officers and directors, including David Lanthier, Frank Gilfillan, and Karlla Friesen this group will beneficially own or control approximately 84% of our shares. Although they are under no obligation to do so, if our officers, directors and their affiliates were to vote together they would have the ability to control the election of our board of directors and the outcome of corporate actions requiring shareholder approval. They would therefore decide on any future corporate mergers, other changes of corporate control, any listing or delisting of our company, and any other extraordinary transactions.

14. We have not engaged an outside agency to provide marketing or demographic information.


The investor is cautioned that any foreword looking statements made by the Directors, or projections including estimates of sales and expenses, or marketing plans whether presented with this prospectus or not have been made by the Directors without the benefit of outside marketing, research, and accounting professionals. Such firms and professionals may have provided different data and opinions upon which the Directors might base their decisions.


15.  We have limited experience in this industry.

The Directors have limited experience in the Internet industry. None are computer programmers and their expertise is in other types of business and industries. This lack of experience may be detrimental when making financial, marketing, and administrative decisions affecting the Company.

Special Note Regarding Forward-Looking Statements.

This prospectus and other materials we have filed or may file with the Securities and Exchange Commission, as well as information included in oral statements or other written statements made, or to be made, by us, contain disclosures, which are "forward-looking statements." Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as "may," "believe," "will," among other things, strategic objectives and the anticipated effects of the sale of the shares. See "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Business." These forward-looking statements are based on the current plans and expectations of our management and are subject to a number of uncertainties and risks that could significantly affect our current plans and expectations and future financial conditions and results. These factors include, but are not limited to:

-  the highly competitive nature of our industry;
- estimates regarding the growth of Internet use and electronic commerce;
- changes in federal, state, local or foreign regulation affecting our industry;
-  the departure of key members of our management;
-  our international operations;
-  changes in our strategic relationships;
- our ability to implement successfully our development strategy;
-  fluctuations in the market value of our shares;
-  changes in general economic conditions;
- the complexity and the success of integrated computer systems, and
-  other risk factors described in this prospectus.

As a consequence, current plans, anticipated actions, and future financial conditions and results may differ from those expressed in any forward-looking statements made by or on the behalf of our company. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented herein.

The above risk factors are not intended to be an exhaustive or complete list. They are intended to alert the investor to some of the problems or deficiencies specific to our business. The investor should not be coerced and should take any necessary time to consider this investment and seek professional guidance. You should consult a financial advisor who is familiar with such investments, may have relevant industry experience, and who would have sufficient information in regards to your personal situation. You should also consult your lawyer in respect to legal matters related to this investment. We, the Directors of Global Savings Club, Inc. cannot recommend this investment to you as we are not familiar with your personal, financial, or tax position. Additionally, there may be conflicts of interest. You should consider all risk factors associated with this investment.


     Use of Proceeds

The net proceeds to us from the offering are estimated to be approximately $1.8 million if our Primary offering is fully subscribed to. The use of proceeds for the sale of 10%, 50%, 75%, and 100% of our offering is presented in the following table:



                                           10%        50%  	      75%          100%
Type of expenditure

Research and development-software        50,000    275,000      500,000      500,000
Capital cost of building                                         75,000      500,000
     & improvements
Initial marketing including              90,000    400,000      400,000      400,000
     hiring, training and traveling
     costs for new sales staff
Capital cost of computer equipment,      20,000    125,000      250,000      250,000
     software, and furniture
Commissions and estimated                20,000    100,000      150,000      200,000
     offering expenses
Contingency for general                  20,000    100,000      125,000      150,000
     costs not identified

Total                                   200,000  1,000,000    1,500,000    2,000,000


Additionally, we may use a portion of the net proceeds to acquire other products and technologies. These acquisitions may or may not be complementary to ours. We are continuing to identify and prioritize additional software and products, which we may wish to develop or sell, through the licensing or acquisition of products from third parties. Any proceeds from our Secondary offering would be paid directly to the selling security holder and therefore would not be available to our company.


     Determination of Offering Price

The price of the shares we are offering was arbitrarily determined in order for us to raise up to a total of $2,000,000 in our primary offering and sell shares in our secondary offering. The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value.

Among the factors considered were:

-  our lack of operating history
-  the proceeds to be raised by the offering
- the amount of capital to be contributed by purchasers in this offering in proportion to the amount of stock to be retained by our existing Stockholders
-  our relative cash requirements

There is not as yet any established public market for this offering. There may be a significant difference between our offering price and the actual trading price after other shareholders commence public trading of our securities. See "Risk Factors".


     Dilution


We are not a reporting company, and we are selling common equity at a price significantly higher than the price paid by Directors, officers, promoters, partners, and associated persons for common equity purchased by them since the inception of the company. These individuals purchased common shares for $.001, and in some cases exchanged common shares for professional services and/or expenditures made on our behalf.
The prior shareholders of Global Savings Club Inc. (Canada) sold their shares at nominal value (1,000,000 common shares for $100.00) to our company. Upon the sale, they also received our common shares on a five to one ratio at the nominal issued price of $.001. The net effect was that prior to this public offering of shares, the Directors, original shareholders, associates, partners, and investors of Global Savings Club Inc. (Canada) exchanged common stock on a five to one basis for common shares in Global Savings Club, Inc.(US).

Subsequent to our purchase of the issued common shares of Global (Canada), we purchased the capital assets, proprietary software, and any rights held by Global Savings Club (Canada). On March 11, 2003 we sold our investment in the shares of Global (Canada). We are offering 1,000,000 shares from treasury in our primary offering at $2.00 US. Our secondary offering is by our original security holders who are registering to sell their common stock at $2.00 per share.


As of June 30, 2003 our net tangible book value, after giving effect to all issued shares was $-.0005 per share. Net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities, divided by the number of shares outstanding. Our net tangible book value, as further adjusted for the sale of 1,000,000 common shares in this offering at a public offering price at $2.00 per common share and after deducting any underwriting discounts and commissions and other estimated expenses, will be approximately $.32 per share. This represents an immediate increase of $.32 per share to existing stockholders and an immediate dilution of $1.68 per share to new investors.


The following table illustrates this dilution:
Initial offering price per common share                  $2.00

Net tangible book value per share before the offering     .000

Increase in net tangible book value per share              .32
   attributable to new investors

Pro forma net tangible book value per share after this     .32

Dilution per share to new investors.                     $1.68



The following table summarizes, on a pro forma basis to give effect as of June 30, 2003 to the offering, the differences between the existing shareholders and the new investors with respect to the number of shares purchased from us, the total consideration paid to us, and the average price per share paid, before deducting underwriting commissions and estimated offering expenses payable by us, at a public offering price of $2.00 per common share


Shares purchased         Total consideration        Average Price          Per Share

Existing shareholders    5,200,000  83.8%            $5,200    .26%          $ .001
New investors            1,000,000  16.2          2,000,000  99.74            2.00
                         ________________	       ___________________
Total                   6,200,000  100.0%        $2,005,200 100.00%



     Selling Security Holders

The following table provides the number of shares offered for sale by existing security holders together with their names, position, office, or other material relationship, which the seller has had either with our Company or Global Savings Club Inc. (Canada) since the incorporation of both Companies.



Name Position, Office, or                      Shares       Shares            Shares
Other Material Relationship                     Held        Offered        Remaining
__________________________                   _________     _______         _________
Restricted:

Blake Wittenberg                                5,600        5,600              nil

Leonard Weremchuk                               5,000        5,000              nil

Roger Duguay                                    5,550        5,550              nil

Fred Beggs                                     12,500       12,500              nil

Peter Roesberg                                 49,950       49,950              nil

Andrew Gubbins                                 25,000       25,000              nil

Scott La Hay                                    1,000        1,000              nil

Evan Williams                                  10,000       10,000              nil

Harvey Lorne Stehr Provided administrative     25,000       25,000              nil
                   services to Global
                   Savings Club, Inc.
                   (Canada) until it's
                   July 31, 2000 year end

Morris William     Our Company's insurance     15,000       15,000              nil
Sobool             Agent.

Malachi Nordine    Senior Systems Manager      50,000       50,000              nil
                   and Mr. Nordine's son


Emmanuel Gravel    Systems Development         50,000       50,000              nil

Ryan Bouffard      Provided Professional        5,000        5,000              nil
                   Services

Karlla Jean        Vice President of           79,575       79,575              nil
Friesen            Marketing and sister
                   of Bryan Nordine

Bryan Nordine      Director                  4,345,825    4,345,825             nil

Abraham Nordine    Director                   450,000      450,000              nil

David Lanthier     Director                    35,000       35,000              nil

Frank Gilfillan    Director                    30,000       30,000              nil
                                              _______      _______            ______

Total restricted shares                      5,200,000    5,200,000             nil
                                             _________    _________           ______

Total shares being offered                   5,200,000    5,200,000             nil
                                             =========    =========            =====

     Plan of Distribution

We intend to contact brokers, broker-dealers, and underwriters to distribute our primary offering of 1,000,000 shares of common stock. We currently do not have any such sales arrangements, however when we enter into such arrangements, we will file a post effective amendment to disclose the terms.

Our secondary offering of 5,200,000 shares of common stock is eligible for future sale by existing security holders. These sales may be made privately, through an underwriter, a broker-dealer(s), or brokers as selected by our selling security holders, at prices the individual security holder decides upon. Although certain restrictions apply to existing shareholders, future sales of substantial amounts of common stock or warrants in the public market could adversely affect market prices prevailing from time to time. Also, if we are successful in obtaining sponsorship to the OTC-BB and become a publicly traded company, our existing security stockholders can offer their shares at a price they individually decide on when public trading begins.

Upon completion of the offering, Global Savings Club, Inc. will have outstanding an aggregate of 6,200,000 shares of common stock, with 1,000,000 of the outstanding shares freely tradable without restriction or further registration under the Securities Act (except for any shares purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act). The remaining 5,200,000 shares are shares of restricted stock, as that term is defined in Rule 144 promulgated under the Securities Act. Restricted stock may be sold in public market only if registered or if it qualifies for an exemption from registration.

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person (or persons whose shares are aggregated) who has beneficially owned restricted shares for at least one year (including the holding period of any prior owner except an affiliate) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of: (I) one percent of the number of share of common stock then outstanding; or (ii) the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about Global Savings Club, Inc. Under Rule 144(k), a person who is not deemed to have been an Affiliate of Global Savings Club, Inc. at any time during the 90 days preceding a sale, and who has beneficially owned the share proposed to be sold for at least two years (including the holding period of any prior owner except for an affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144; therefore, unless otherwise restricted, "144(k) shares" may be sold immediately upon the completion of this offering.

Upon registration, we will actively promote our shares to stockbrokers and other interested parties in those jurisdictions which we meet requirements for registration and sale. We will do so electronically through the Internet, by direct telephone and personal contact, fax transmissions, and mailings.

Although no commitments have yet been made, we intend speaking to promoters to explore the feasibility of others promoting our primary and secondary offerings on a fee for service basis. We currently do not have such an arrangement, however if we enter into an agreement with a promoter, we will file a post effective amendment to disclose those arrangements.

We intend making the public aware of our primary and secondary offerings by announcement of our registration statement on our web site. Although we will answer questions relating to our offering statement, we will recommend those expressing interest in our company access EDGAR to view our submission, seek independent professional independent investment advice, and determine from a broker of their choice whether our stock can be purchased in their particular State or jurisdiction.


     Legal Proceedings

We are not a party to any pending legal proceedings nor is our property the subject of any pending legal proceedings.


     Directors, Executive Officers, Promoters, and Control
Persons

Our company currently has authorized four Directors. Each Director was appointed in our first organizational meeting. In the future each Director will be appointed for a one-year period commencing our first and subsequent annual general meetings of shareholders and will serve until the next annual general meeting or until his successor is duly appointed and qualified. Our executive officers serve at the discretion of the board.

The table below provides the names, ages and positions of our directors, executive officers, and associates held with Global
Savings Club, Inc. since it's incorporation:

Name                    Age   Position

Bryan Nordine (1)	    52    Founder, Director, Chairman,
                              President and Chief Executive
                              Officer
David Lanthier (1)      59    Director, Vice Chairman, and
                              Treasurer
Frank Gilfillan (1)     61    Director, Vice Chairman, and
                              Secretary
Abraham Nordine (1)     23    Director
Malachi Nordine         30    Associate, Senior Systems Manager
Emmanuel Gravel         28    Associate, Systems Development
Karlla Friesen          55    Marketing Consultant


(1) Member of audit committee. The Board of Directors appoints members annually.

Bryan Nordine is the Founder of our company and was previously the sole Director of our Global (Canada). He is a Certified General Accountant, acquiring his professional designation in 1974 from the Faculty of Commerce and Business Administration , University of British Columbia. He has been in public practice since 1982 providing tax advice, business consultation, planning, and management services to a wide range of personal and business clients. He has also provided specialized advice to clients in the start up of small businesses. He is President and Director of B.M. Nordine CGA Inc. a professional corporation, and is a former member of the B.C. Arbitration and Mediation Institute. Mr. Nordine is a Director on the Boards of three private companies.

David Lanthier is a Certified General Accountant. Mr. Lanthier acquired his accounting degree from the University of British Columbia in 1992. Since 1992 he has been the Accountant and Director of Finance of Pacific Sun Enterprises Ltd., which provides accommodation and care to senior citizens from six locations. He is responsible for financial statement preparation, budgeting, and planning generally. Prior to this Mr. Lanthier worked in public practice in Kelowna, British Columbia and Rocky Mountain House, Alberta. He provided tax and business advice to small enterprises in both Provinces through his practice, Lanthier Business Services.

Frank Gilfillan is a retired businessman who has owned and managed several businesses during his career.
Mr. Gilfillan was co-founder and owner in 1964 of Mia Chemical Ltd., which subsequently became a division in 1969 of Bay Mills Ltd.(a public company). In 1978 Bay Mills Ltd. was acquired by Fiber Glass Canada Limited, and Mr. Gilfillan semi-retired.
From 1986 to 1988 Mr. Gilfillan accepted responsibility for manufacturing and marketing of Big Country Waterslides in England. During 1989 he commuted to and from Europe and was in charge of marketing to several other countries. Throughout 1991
- 1993 Mr. Gilfillan was in charge of the restructuring of Decor Doors Ltd., a private British Columbia company. In 1997 he was responsible for marketing and the restructure of Northern Lites Manufacturing Limited. Mr. Gilfillan's most recent engagement was as assistant manager of International Separation Systems Inc. a private technology company. Mr. Gilfillan currently serves as Director on one other non-associated private British Columbia company.

Abraham Nordine received his Diploma of Business Administration from Okanagan University College in 1999 and is Chief Executive Officer and sole shareholder of Starlit Management Inc., a private British Columbia company. Starlit Management Inc. provides administration, systems maintenance, and management services to our Company and several other private B.C. enterprises. Mr. Nordine is a Director on the Boards of two private companies, and is the son of Bryan Nordine, President of our Company.


Associates:

Malachi Nordine received his Bachelor of Science Degree in 1995 from Royal Roads Military College, Victoria, B.C. His double major was in Physics and Computer Science. Mr. Nordine's work during the past seven years included a commission as Lieutenant in the Canadian Armed Forces specializing in aerospace engineering. Mr. Nordine joined Chemtech of Phoenix Arizona in 1997 as an aerospace software development engineer. Since 2000 Mr. Nordine has been employed with SpeedFam-Ipec also in Arizona. He is a staff engineer focusing on semi conductor software development and is the son of Bryan Nordine, President of our Company.

Emmanuel Gravel received his Bachelor of Science Degree in 1996 from Royal Military College, Kingston, Ontario. Mr. Gravel's major was in Computer Science and served as Lieutenant in the Canadian Armed Forces until 1998. During this time he worked as an aerospace software development engineer. In 1998 Mr. Gravel joined Chemtech in Phoenix, Arizona also as an aerospace engineer. Mr. Gravel now works for Tokyo Electron as a staff engineer. His work includes semi conductor software development.

Karlla Friesen has thirty-five years of direct marketing experience as an independent sales representative for both small and large corporations. Since 1996 she was store manager for Belushi's, a retail outlet in Surrey, B.C. specializing in collectibles. From 1994 - 1996 Mrs. Friesen was Studio Manager for Portrait Works, a photo studio, in Surrey, B.C. Mrs. Friesen has also been self-employed as a supervisor of multi-level sales representatives and owned and operated a plant leasing business in British Columbia. She is the sister of Bryan Nordine, President of our Company.


     Executive Compensation

We intend paying Directors that work as active officers of our Company. We have, however adopted by-laws that preclude the remuneration of Directors for duties carried out in their capacity as Directors until dividends are paid to shareholders. At that time the Directors will approve compensation based on the Company's ability to incur such costs. Our Company has not thus far approved any share appreciation rights, aggregate options, or replacement grants. Neither has our Company approved any Term Plan or Long Term Incentive Plan.

Associate Contracts and Related Payments:

Mr. Malachi Nordine and Mr. Emmanuel Gravel were paid 25,000 common shares each for software consulting and development services. These payments were for part of our proprietary software development. This development together with additional programming researched and developed by Bryan, Abraham, and Malachi Nordine forms the basis for our Club Membership and E-Commerce hosting. We own the related software pursuant to acquisition from Global (Canada) and Bryan Nordine. Both Malachi Nordine and Emmanuel Gravel were also paid 25,000 common shares each pursuant to Personal Services Agreements for software programming and maintenance as our company's Senior Systems Manager and Software Development professionals respectively. Their contracts were for the period September 16, 2000 to September 17, 2002.


     Security Ownership of Certain Beneficial Owners and Management

The table below shows those individuals with beneficial ownership of more than five percent of any class of our Company's voting securities:


(1)                    (2)                   (3)                    (4)
Title of Class         Name and              Amount and             Percent of Class
                       Address of            Nature of
                       Beneficial Owner      Beneficial Owner

Common                 Bryan Nordine         4,345,825 shares        83.57%
                       827 Raymer Road       registered in the
                       Kelowna, B.C.,        name of Bryan Nordine
                       V1Y 5V5

Common                 Abraham Nordine       450,000 shares            8.69%
                       1270 Gaggin Road      registered in the
                       Kelowna, B.C.,        in the name of
                       V1X 1V2               Abraham Nordine


The table below shows security ownership of our other Directors (e.g. management):
(1)                    (2)                   (3)                    (4)
Title of Class         Name and              Amount and             Percent of Class
                       Address of            Nature of
                       Beneficial Owner      Beneficial Owner

Common                 David Lanthier        35,000 shares               .67%
                       34440 Malcom Road     Registered in
                       Westbank, B.C.,       the name of
                       V4T 1H2               David R. Lanthier


Common                 Frank Gilfillan       30,000 shares               .57%
                       3325 Turnbull Road    Registered in
                       Westbank, B.C.,       the name of
                       V4T 1W3               Frank Gilfillan


No Director, Executive Officer, Associate, or any other individual has any option, warrant, right, or conversion privilege to acquire additional shares of our Company.


     Certain Relationships and Related Transactions


On March 19, 2001 our Board of Directors resolved to acquire all the issued shares of Global Savings Club Inc. a private British Columbia company, from Mr. Bryan Nordine the founder of our company and the founder of Global Savings Club Inc. (Canada).
Mr. Nordine, his associates, and partners (Canadian shareholders) sold all their Canadian common shares to our company, Global Savings Club, Inc. (US) for the nominal price of $100.00US. Subsequent to our investment in Global (Canada) common shares, we purchased Global (Canada)'s capital assets and proprietary software. As a result of these transactions, our Company now owns the proprietary rights to the two types of software developed by Global (Canada)and Bryan Nordine. Our Company acquired the Savings Club and E-Commerce software, together with any goodwill and residual values within the Canadian company such as the value of computer equipment, office supplies, forms, internal marketing studies, and the benefits of business development generally. The table below lists our security holders together with the corresponding number of shares they received as a result of the takeover by our company:

    Name                     Number of shares of        Number of shares issued by
                            Global (Canada) held        Global (U.S.) pursuant to
                               prior to takeover        takeover of Canadian Company


    Abraham Nordine          90,000 Common                  450,000 Common

    Harvey Lorne Stehr        5,000 Common                   25,000 Common

    Karlla Jean Friesen      10,915 Common                   54,575 Common

    Blake Wittenberg          1,120 Common                    5,600 Common

    Leonard Weremchuk         1,000 Common                    5,000 Common

    Roger Duguay              1,110 Common                    5,550 Common

    Morris William Sobool     3,000 Common                   15,000 Common

    David Lanthier            1,000 Common                    5,000 Common

    Fred Beggs                2,500 Common                   12,500 Common

    Peter Roesberg            9,990 Common                   49,950 Common

    Andrew Gubbins            5,000 Common                   25,000 Common

    Scott La Hay                200 Common                    1,000 Common

                            _______________                 _______________

                             130,835 Common                 654,175 Common
                             ==============                 ==============


     Description of Securities


Our authorized capital stock consists of 80,000,000 common shares and 20,000,000 preferred shares, par value of each common and preferred share of $.001 per share. This primary and secondary offering is for common stock only. The holders of our common stock:

have equal rights to dividends if and when our board of directors declare dividends;

are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights;

and

are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

All shares of common stock now outstanding are fully paid for and non-assessable and all shares of common stock, which are the subject of this offering, when issued, will be fully paid for and non-assessable.

Non-cumulative voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors. After this offering is completed, present stockholders will own approximately 83.8% of our outstanding shares.


Dividends

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position. Our board of directors may choose to reinvest earnings in our business operations rather than pay dividends.


Reports

After we complete this offering, we will not be required to furnish you with an annual report. Further, we will not voluntarily send you an annual report. We will be required to file reports with the SEC under section 15(d) of the Securities Act. The reports will be filed electronically. The reports we will be required to file are Forms 10-KSB, 10-QSB, and 8-K. You may read copies of any materials we file with the SEC at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that will contain copies of the reports we file electronically. The address for the Internet site is www.sec.gov.


Stock transfer agent

Presently our lawyer Kerr & Associates of Las Vegas, Nevada is our stock transfer agent. We intend using a different transfer agent upon registration of this offering.


     Experts and Counsel

No "expert" or "counsel" was hired on a contingent basis, nor has any received a direct or indirect interest in our business. Neither was any expert nor counsels a promoter, underwriter, voting trustee, director, officer, or employee of our business.

Legal Matters:  Sterling Kerr of Kerr & Associates, Attorneys at
Law, 3525 East Harmon Avenue, Las Vegas, Nevada, USA, 89121 has acted as our legal counsel.


July 25, 2003

Global Savings Club, Inc.
827 Raymer Road
Kelowna, BC, V1W 1J7

Ladies and Gentlemen:

We have acted as counsel to Global Savings Club, Inc., a Nevada corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "1933 Act") of a primary offering of 1,000,000 shares of the Company's common stock, $0.001 par value per share (the "Financing Shares") and a secondary offering of 5,200,000 shares of the Company's common stock, $0.001 par value per share which were previously issued by the Company (the "Resale Shares"). Together the Financing Shares and the Resale shares shall be known as the "Shares." This opinion is delivered to you in accordance with the requirements of Item 601(b)(5) of Regulation S-B under the 1933 Act in connection with your Registration Statement on Form SB-2, including all pre-effective and post-effective amendments thereto (the "Registration Statement") for the resale of the Common Stock, filed with the Securities and Exchange (the "Commission") under the 1933 Act.

In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken by the Company in connection with the authorization, issuance and sale of the Shares. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies. We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Nevada, including the statutory provisions, the rules and regulations underlying those provisions, including judicial and regulatory determinations and all applicable provisions of the Nevada constitution and reported judicial decisions interpreting those laws and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Nevada, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing, it is our opinion that the Financing Shares have been duly authorized, and, upon issuance, delivery and payment there for in the manner contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable. It is our opinion that the Resale Shares have been duly authorized, validly issued, fully paid and non-assessable. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Interest of Named Experts and Counsel" in the Prospectus, which is a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the 1933 Act or the rules and regulations thereunder.

Very truly yours,

Kerr & Associates Attorneys at Law
P. Sterling Kerr


Auditors and Accounting: Dan Nichvoldow, Certified General Accountant, has audited our financial statements for the period from inception to September 30, 2001 and for the year ended September 30, 2002. Mr. Nichvoldow is the principal of Dan Nichvoldow & Associates, Certified General Accountant # 200 - 595 K.L.O. Road Kelowna, B.C., Canada V1Y 1V6. His reports are given under his authority as an expert in accounting and auditing.


     Disclosure of Commission Position on Indemnification for
     Securities Act Liabilities

Our business has no underwriting agreement and therefore there are no indemnification provisions for directors, officers and controlling persons of our business against liability under the Securities Act.


     Organization Within Last Five Years

Our company Global Savings Club, Inc. was incorporated in Nevada on October 17, 2000. We acquired all issued shares of Global Savings Club Inc., a private British Columbia company by acquisition on March 19, 2001 (115,125 shares), January 12, 2002 (9,990 shares), and March 22, 2002 (874,885 shares). Global Savings Club Inc. was incorporated on March 13, 1999 to provide Internet Services and Applications to the public. These shares were sold on March 11, 2003.



Any material transactions during the last two years to which our business was a party, in which any director or executive officer, any nominee, or security holder participated is described previously under of the heading "Security Ownership of Certain Beneficial Owners and Management" (Certain Relationships and
Related Transactions).   There has been no other material
activity involved in any transaction or a series of similar transactions that exceeds $60,000.00. There have been no transactions with promoters.


     Description of Business



Our Business

               Mission Statement

Global Savings Club will provide exceptional services and products. We will be honest in our dealings with the public and our investors, as we recognize we have a responsibility to both.

               Principal Products and Services

Presently our principal products and services are :

1.	 A subscription service or "club" to link individuals and
   businesses by way of a newly developed, mutually beneficial savings program through the Internet.
     Individual Members benefit by receiving discounts on products and services, and by receiving exemplary service as a recognized Global Member. Corporate Members benefit by increasing their volume of business through the patronage of individual Global Members. Global's independent sales representatives and independent sales managers will pre-negotiate applicable discounts and preferred service at the time of sale to the Global Corporate Member.

     Our website is functional, however further programming is necessary for additional electronic products we wish to sell in the future. Our software is presently at the following status:

          i)   Club Membership subscription service is presently
               90% complete.
          ii) Additional product development will commence from registration of this offering and sale of shares.
          iii) Limited test marketing and commercial operations started December 2001 through Global (Canada).

2.	Web hosting and maintenance of an E-Commerce site. This
        service presently includes shopping cart, direct ordering, and available seamless shopping to alternate suppliers. Future software development will include direct credit card payment, database search linked to inventory control, and hyper linked advertising.


The potential market for our existing and future products and services has not been determined, as there has been no direct
marketing survey done by an outside agency.   The market for
services to any associated businesses can be determined, however any such future arrangements to supply products and services would have to be cost effective and competitive. The income derived from "related" sales therefore may be no more than what would be derived from similar sales to non-related third parties.

               Distribution Methods of Products and Services

As our company is primarily an Internet business, our emphasis will be on electronic products and services. The delivery will be through the Internet. Any other products (eg. non-electronic) sold in the North American market will be shipped from either Canada or the U.S., depending on which would offer the most profitable handling.

               Status of New Products

We intend selling additional services and products to our Club Members. Further market analysis will be necessary, but the products being considered are:

               a) Banner advertising
               b) Classified advertising
               c) Hotel accommodation
               d) Air travel

Our ongoing objectives are:

               a) Develop and maintain a web site including
                  hardware acquisition, software development, and ongoing technical support.
               b) Organize a management and marketing group to
                  actively promote Global and its services on the Internet.
               c) Further Club Membership by marketing to
                  reputable businesses and interested
                  individuals.

               d) Sell the license rights to our operating and
                  sales system. This will be considered on an area-by-area basis. We intend also asking a royalty based on gross revenues generated by our Licensees. The geographic areas for license holders, the License fee, and royalty amounts, have not yet been determined.



               Competition

Presently our business faces intense competition. There are many companies that provide free web hosting, free E-mail, and very low cost E-Commerce ready sites. Our existing E-Commerce service is similar to other businesses that offer E-Commerce ready sites. Competitive sites generally differ in their complexity as to set up and maintenance, and in their cost. Our E-Commerce ready site will be marketed as a "managed site" offering professional setup and maintenance for a fee. When reviewing e-commerce sites on the Internet, we found that some did not offer the service we felt important or necessary. In that sense our future customers will be those who are dissatisfied with their existing service or are looking for the features we specifically offer. They must be willing to pay significant fees for the administration of their web site. It is not our intention to compete with low cost E-Commerce sites. We want to attract customers who are willing to pay via a percentage of sales or fee for service basis for hands on technical support. Our competitive position may therefore be limited.

Our future products and services will also be subject to intense competition. Our Club concept is currently in use in various forms by many businesses. The Diner's Club and American Automobile Association are examples of Club's, which appeal to Corporations and Individual Members. Members receive benefits via increased business and discounts. Although our Club is similar to many other discount co-operatives or buyers Clubs, we differ significantly in the wide range of products and services we will offer our Members. We feel this will be a marketing advantage for us. Our low cost of software development and maintenance should give us a competitive edge as much of our programming is already functional.

We have previously indicated our desire to offer more products and services in the future, however due to what we consider overcrowding in the market place, we expect the majority of our sales will be to existing Club Members.


               Other Aspects

Our company does not have patents or copyrights on its technology. It has not entered into any labor contracts nor does it presently have any employees. We are not aware of any necessary government approval for our principal products or
services.   We are also not aware of the effect of existing or
probable governmental regulations on our business. We have applied for trademark registration.


Our research and development activities have been funded as follows:

     1.  Personally by Bryan Nordine and Abraham Nordine.
2.	Through the non-remunerated efforts of Malachi Nordine.
     3. Through the issue of shares from treasury. Our technical support contractors accepted common stock for part of the cost of software development and research.

Most costs to date have not been offset by revenues.

We are not aware of any costs neither presently due nor any adverse effects of compliance with environmental laws whether federal, state, or local.


     Management's Discussion and Analysis of Financial Condition and Results of Operations


We have included in this prospectus the audited financial statements for Global Savings Club, Inc. for the two previous fiscal years ended September 30, 2002 and September 30, 2001. Also included are the financial statements for the interim nine-month period of operations ended June 30, 2003, which have been prepared by management, and are unaudited. Our principal plan of operations has not been initiated, and as such we have had no significant revenues from operations. We anticipate sales will produce sufficient net cash flow to sustain our company. We have low operating costs in comparison to most development stage companies. In addition, our company carries very little debt and our by-laws preclude any Director from receiving Director's fees until our company pays dividends. We feel that this is incentive for our Directors to strive for profitability. It has also the beneficial effect of curtailing cash outlays to Directors during our company's start up phase and other times our company may experience financial losses.


Our company started as a private family owned and operated business. Nordine family members hold most of our shares. The first three years research, development, and growth have been largely through the efforts of family members. We have not received bank financing. Our available capital and to a significant extent the growth of our company has been restricted to funds and/or time the Nordine family could apply personally. We believe faster growth can occur when our company is adequately funded through this offering. We view the expected worldwide growth of the Internet as a positive aspect of our future business plans.

We presently have no internal source of liquidity, other than the limited sales we can initiate prior to the successful issue of shares in this offering. We have not made any material commitments at this time for capital expenditures.


We feel the largest market for our products will be in the USA. Although we intend enhancing our systems, our programming is sufficiently developed to commence limited commercialization of our products with the registration and sale of our shares. In this respect we feel our reported financial information (past results) are not necessarily indicative of what our future operating results or future financial condition can be. Specifically, we feel the following changes will have a positive effect on our cash position:

i)	The increased sale of our products
ii)	The sale of license rights to our marketing system
iii)	The sale of our common shares

We believe our improved cash position, will enable us to attract and keep skilled personnel.


Past results are also not indicative of our expected future cash requirements. We will be required to make additional capital expenditures and will need to develop and/or purchase other software systems to remain competitive and increase sales. The costs of training and business overheads will also be higher than in our first reported periods of operation.

The trend toward inexpensive E-Commerce ready Internet sites could have a negative impact on our ability to sell Web hosting service of a similar kind. We know of no negative trends, events or uncertainties that have or are reasonably likely to have a material impact on our ability to market our Club concept.


     Description of Property

Our company operates from the residential premises of Bryan Nordine and Abraham Nordine and currently does not own any real estate. Our Articles of Incorporation do not limit us as to a given percentage of assets that may be invested in any one investment, or type of investment. It is our current policy is to acquire assets primarily for income rather than possible capital gains.


     Market for Common Equity and Related Stockholder Matters

Prior to this registration, we have not traded on any public market. Upon registration of this prospectus, we will seek out a broker-dealer who will sponsor our Company for public trading status on the Over the Counter - Bulletin Board (OTC-BB). Until we are listed, there will be no public trading market. Nor is there any applicable high and low bid information.


Prior to the sale of our investment in Global (Canada) two loans were made to that company for $2,000.00 CDN. and $4,000.00 CDN. The Note Holders were provided the option of repayment with Global (U.S.) shares issued for $.50 US upon registration of our securities. It is our intention to issue shares at $.50 US at the prevailing exchange rate at that time if requested by them.

Other than these two individuals, there is no common equity that is subject to outstanding options or warrants to purchase, or securities convertible into, common equity.


We are registering all our common stock under the Securities Act for sale by our shareholders. In addition to our primary offering of 1,000,000 common shares offered to the public upon registering of this prospectus the existing shareholders are registering their shares (5,200,000 issued) as a secondary
offering.   A total therefore of 6,200,000 common shares will be
issued from treasury assuming all shares are subscribed to in this offering. There could be a material effect on the market price of our shares should the existing shareholders decide to sell all or a portion of their shares. Certain restrictions apply to the sale of shares by Bryan Nordine, Abraham Nordine, and other Canadian shareholders with respect to the number and timing of sales. There are approximately eighteen holders of record of our common stock.
We have not yet declared any dividends. There are no restrictions that limit our ability to pay dividends on our common equity nor do we know of any restrictions that are likely to do so in the future.


     Financial Statements

The following financial statements are provided:

For the Period:

October  1, 2002 - June 30, 2003  Interim unaudited - prepared by management (9 months)

October  1, 2001 - Sept 30, 2002  Audited (one year)

October 17, 2000 - Sept 30, 2001  Audited (inception to first
                                  Year-end)

Our auditor is the firm of:     Dan Nichvoldow & Associates
                                Certified General Accountant
                                #200 - 595 K.L.O. Road
                                Kelowna, B.C., V1Y 1V6


Financial Statements.


GLOBAL SAVINGS CLUB, INC
FINANCIAL STATEMENTS
June 30, 2003


Index
Financial Statements:
Statements of Operations                       Statement 1
Balance Sheets                                 Statement 2
Statements of Cash Flows                       Statement 3
Notes to the Financial Statements              Statement 4


Kelowna, British Columbia
July 11, 2003



STATEMENT 1
GLOBAL SAVINGS CLUB, INC
STATEMENTS OF OPERATIONS
FOR THE NINE MONTH PERIOD ENDED June 30, 2003
                                        2003               2002
REVENUE

Fees                                $  8,184           $    nil

EXPENSES

Bank charges & interest                                      10
License, fees, & dues                                     1,141
Professional fees                                         2,493
Organizational Costs                     200              2,417


TOTAL EXPENSES                           200              6,061

NET INCOME (LOSS) FOR THE PERIOD       7,984             (6,061)

RETAINED EARNINGS (DEFICIT)         $(15,858)          $ (9,311)
Opening Balance

RETAINED EARNINGS (DEFICIT)         $( 7,874)          $(15,372)
Closing Balance



STATEMENT 2
GLOBAL SAVINGS CLUB, INC
BALANCE SHEETS
June 30, 2003

ASSETS
                                             2003          2002

CURRENT ASSETS:

Cash                                    $     110     $      10
Accounts receivable                         1,082

Total current assets                        1,192            10

INVESTMENT - Global Canada                     -            100

CAPITAL ASSETS  (Note 3)                    4,362         1,705

TOTAL ASSETS                            $   5,554     $   1,815


LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:

Accounts Payable                        $   2,353     $   2,213

Due - Global Canada                            -          5,399

Total current liabilities                   2,353         7,612

DUE TO SHAREHOLDERS (Note 4)                5,875         4,375

STOCKHOLDERS' EQUITY:

SHARE CAPITAL (Note 5)                      5,200         5,200

RETAINED EARNINGS (DEFICIT)               ( 7,874)      (15,372)

TOTAL LIABILITIES AND EQUITY            $   5,554     $   1,815


Approved:

/S/BRYAN M. NORDINE
BRYAN M. NORDINE
DIRECTOR




STATEMENT 3
GLOBAL SAVINGS CLUB, INC.
STATEMENTS OF CASH FLOWS
FOR THE NINE MONTH PERIOD ENDED June 30, 2003

                                                2003        2002

Cash flows from operating activities:
   Net income (Loss)                          $7,984    $(6,061)
   Adjustments to reconcile net
   income to net cash provided
   by operating activities:
   Increase in accounts payable                  200      1,677
   Decrease - Due to Global Canada            (7,027)     2,720

Net cash provided by operating activities      1,157	  (1,664)

Cash flows from investing activities:
  Purchase of Capital Assets                  (1,157)    (1,105)
  Purchase of shares                                        (98)
  Sale of investment                             100
  Sale of shares                                            140
Net cash used in investing activities         (1,057)    (1,063)

Cash flows from financing activities:
  Shareholder loans                             -         2,727

Net cash provided from
Financing activities                                      2,727

Net increase in cash                            100           -

Cash at beginning of period                      10          10

Cash at end of period                        $  110      $   10



STATEMENT 4
GLOBAL SAVINGS CLUB, INC
NOTES TO THE FINANCIAL STATEMENTS
June 30, 2003



1. NATURE OF OPERATIONS

The company is incorporated under the laws of the State of Nevada, and has developed a listing service and e-commerce web site for businesses wishing to offer services and products to Club Members and the public generally.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Unaudited Interim Financial Information

The accompanying interim financial statements as of and for the nine month period ended June 30, 2003 have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC") for interim financial reporting. These statements are unaudited and, in the opinion of management, include all adjustments (consisting of normal recurring adjustments and accruals) necessary to present fairly the balance sheets, operating results, and cash flows for the periods presented in accordance with accounting principles generally accepted in the United States of America. Operating results for the nine-month period ended June 30, 2003 are not necessarily indicative of the results that may be expected for the year ending September 30, 2003. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted in accordance with the rules and regulations for interim reporting of the SEC. These interim financial statements should be read in conjunction with the financial statements and notes thereto for the year ended September 30, 2002.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Amortization

Capital assets are recorded at cost and will be amortized over their estimated useful lives. Amortization has not yet been taken, as the company has not commenced planned principal operations. We do not believe the value of the company's proprietary software nor capital assets have diminished significantly.


3. CAPITAL ASSETS
                                Cost     Accumulated       2003      2002
                                         Amortization       net       net
Computer Equipment               2,157        _____       2,157
Proprietary Software             2,205        _____       2,205     1,705

Total                           $4,362        _____      $4,362    $1,705

4. DUE TO SHAREHOLDERS

Amounts due to the shareholders are unsecured and without interest. Payment is due by September 30, 2004.

5. SHARE CAPITAL

Authorized: 80,000,000  Common stock with a par value
                             of one-tenth of one cent
            20,000,000  Preferred stock with a par value
                             of one-tenth of one cent


                               2003               2002
Issued:
5,200,000   Class A           5,200              5,200
            common shares

6. OTHER

All figures are stated in U.S. funds.



GLOBAL SAVINGS CLUB, INC
FINANCIAL STATEMENTS
September 30, 2002

Index

Auditor's Report
Financial Statements
  Statements of Operations                      Statement 1
  Balance Sheet                                 Statement 2
  Statements of Cash Flows                      Statement 3
  Notes to the Financial Statements             Statement 4

AUDITOR'S REPORT

To the Directors of Global Savings Club, Inc.

I have audited the balance sheet of Global Savings Club, Inc. as of September 30, 2002 and the statements of operations and retained earnings and cash flows for the year then ended. These financial statements are the responsibility of the management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with accounting standards generally accepted in the United States of America. These standards require that I plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In my opinion, these financial statements present fairly, in all material respects, the financial position of the company as at September 30, 2002 and the results of its operation for the year then ended in accordance with accounting principles generally accepted in the United States of America.

(Dan Nichvoldow)
Certified General Accountant

Kelowna, British Columbia
December 23, 2002

STATEMENT 1
GLOBAL SAVINGS CLUB, INC
STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED September 30, 2002


                                        2002                2001
REVENUE
                                    $    nil            $    nil

EXPENSES

Bank Charges & Interest                   10                  -
License, Fees & Dues                   1,226                  -
Organizational Costs                   2,416               9,311
Professional Fees                      2,895                  -

TOTAL                                  6,547               9,311

NET INCOME (LOSS) FOR THE YEAR        (6,547)             (9,311)

RETAINED EARNINGS (DEFICIT)           (9,311)            $    -
Opening Balance

RETAINED EARNINGS (DEFICIT)         $(15,858)            $(9,311)
Closing Balance

STATEMENT 2
GLOBAL SAVINGS CLUB, INC.
BALANCE SHEET
September 30, 2002

                                        2002               2001
ASSETS

CURRENT ASSETS
     Cash                                 10                 10

Total current assets                      10                 10

INVESTMENT GLOBAL CANADA                 100                  2

CAPITAL ASSETS (Note 3)                3,205                600

TOTAL ASSETS                         $ 3,315             $  612

LIABILITIES

CURRENT LIABILITIES
     Accounts Payable                  2,152                536
     Due to Global Canada              5,945              2,679

Total current liabilities             $8,097             $3,215

DUE TO SHAREHOLDER (Note 4)            5,876              1,648

EQUITY

SHARE CAPITAL (Note 5)                 5,200              5,060
RETAINED EARNINGS (Deficit)          (15,858)            (9,311)

TOTAL LIABILITIES & EQUITY           $ 3,315             $  612

Approved:

Director


STATEMENT 3
GLOBAL SAVINGS CLUB, INC.
STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED September 30, 2002


         2002	         2001


Cash flows from operating activities:
Net income (Loss)				       $ (6,547)    $ (9,311)
Adjustments to reconcile net
income to net cash provided
by operating activities:
Increase in accounts payable              1,616		     536
   Increase in loans from Global Canada      3,266        2,679

Net cash provided by operating activities   (1,665)      (6,096)

Cash flows from investing activities:
Investment - Global Canada			    (   98)      (    2)
Purchase of Capital Assets			    (2,605)      (  600)

Net cash used in investing activities	    (2,703)      (  602)

Cash flows from financing activities:
Proceeds common share issue	                 140        5,060
Shareholder loans                          4,228        1,648

Net cash provided from
Financing activities                          4,368       6,708

Net increase in cash                           -             10

Cash at beginning of year                      10             -

Cash at end of year                    $       10      $     10



STATEMENT 4
GLOBAL SAVINGS CLUB, INC
NOTES TO THE FINANCIAL STATEMENTS
Year Ended September 30, 2002

1. NATURE OF OPERATIONS
     The company is incorporated under the laws of the State of Nevada, and is engaged in the operation of a subscription service and buyers club.

2. Significant Accounting Policies

     a) Amortization

     Capital assets are recorded at cost and are amortized over their estimated useful lives. Amortization is calculated according to rates shown below, with one half of the rate in the year of acquisition. Amortization has not been taken as the club has not yet commenced its principal plan of operations.

3. CAPITAL ASSETS
                                Cost       Accumulated     2002     2001
Amortization                                                net      net
Computer Equipment       30%      1,500        _____      1,500
Proprietary Software    100%      1,705        _____      1,705      600

Total                            $3,205        _____     $3,205     $600

4. DUE TO SHAREHOLDERS
     Amounts due to the shareholders are unsecured, without Interest, and payable September 30, 2004.

5. SHARE CAPITAL

Authorized: 80,000,000  Common stock with a par value
                             of one-tenth of one cent
            20,000,000  Preferred stock with a par value
                             of one-tenth of one cent

                               2002               2001
Issued:
5,200,000   Class A           5,200               5,060
            common shares

6. OTHER

All figures are stated in U.S. funds.




GLOBAL SAVINGS CLUB, INC
FINANCIAL STATEMENTS
September 30, 2001


Index

Auditor's Report
Financial Statements:
Statement of Operations                        Statement 1
Balance Sheet                                  Statement 2
Statement of Cash Flows                        Statement 3
Notes to the Financial Statements              Statement 4

_________________________________

AUDITOR'S REPORT

To the Directors of Global Savings Club, Inc.

I have audited the balance sheet of Global Savings Club Inc. as of September 30, 2001 and the statements of operations, and cash flows for the year then ended. These financial statements are the responsibility of the management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with accounting standards generally accepted in the United States of America. These standards require that I plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In my opinion, these financial statements present fairly, in all material respects, the financial position of the company as at September 30, 2001 and the results of its operation for the year then ended in accordance with accounting principles generally accepted in the United States of America.

(Dan Nichvoldow)
Certified General Accountant

Kelowna, British Columbia
April 18, 2002


STATEMENT 1
GLOBAL SAVINGS CLUB, INC
STATEMENT OF OPERATIONS
FOR THE YEAR ENDED September 30, 2001


                                        2001
REVENUE                             $    nil



EXPENSES:

Organizational Costs                   9,311

NET INCOME (LOSS) FOR THE YEAR        (9,311)

RETAINED EARNINGS (DEFICIT)           (9,311)
Closing Balance



GLOBAL SAVINGS CLUB, INC.
BALANCE SHEET
SEPTEMBER 30, 2001

                                        2001

ASSETS

CURRENT ASSETS
Cash                                 $    10
Investment - Global Canada                 2
TOTAL                                     12

CAPITAL ASSETS (Note 3)                  600

TOTAL                                 $  612

LIABILITIES

CURRENT LIABILITIES
Accounts Payable                         536
Due to Global Canada                   2,679
TOTAL                                 $3,215

DUE TO SHAREHOLDER (Note 4)            1,648

EQUITY

SHARE CAPITAL (Note 5)                 5,060

RETAINED EARNINGS (DEFICIT)           (9,311)

TOTAL LIABILITIES AND EQUITY          $  612

Approved:
Director


STATEMENT 3
GLOBAL SAVINGS CLUB, INC.
STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED September 30, 2001


         2001


Cash flows from operating activities:
Net income (Loss)				      $ (9,311)
Adjustments to reconcile net
income to net cash provided
by operating activities:
Increase in accounts payable               536
   Increase in loans from Global Canada     2,679
Net cash provided by operating activities  (6,096)

Cash flows from investing activities:
Investment - Global Canada			      ( 2)
Purchase of Capital Assets			   (  600)

Net cash used in investing activities	   (  602)

Cash flows from financing activities:
Proceeds common share issue	              5,060
Shareholder loans                         1,648

Net cash provided from
Financing activities                        6,708

Net increase in cash                           10

Cash at beginning of year                      00

Cash at end of year                    $       10


GLOBAL SALES CLUB, INC.
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2001

1.  NATURE OF OPERATIONS
The company is incorporated under the laws of the State of Nevada and is engaged in the operation of an internet business.

2.  SIGNIFICANT ACCOUNTING POLICIES
a)	Amortization
	Capital assets are recorded at cost and are amortized over their estimated useful lives. Amortization has not yet been recorded, as operations have not commenced.


3. CAPITAL ASSETS
                              Cost       Accumulated            2001
                                        Amortization             net
Proprietary Software          600                                600
Total                        $600                               $600



4.  	DUE TO SHAREHOLDERS
Amounts due to the shareholders are unsecured, without Interest, and are due on September 30, 2004.

5.  	SHARE CAPITAL
Authorized:
80,000,000 Common stock with a par value of one-tenth of one cent.
20,000,000 Preferred stock with a par value of one-tenth of one cent.


Issued:
                                                  2001
5,060,000 Common shares                          $5,060


6.  	OTHER
     All figures are stated in U.S. funds.








     PART II - INFORMATION NOT REQUIRED IN PROSPECTUS


Item 24.  Indemnification of Directors and Officers

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the Registrant is insured or indemnified in any manner against any liability, which he may incur in his capacity as such, is as follows:


1. Article XI of the Articles of Incorporation of our company, filed previously as an Exhibit to our Registration Statement.

2. Article VII of the Bylaws of our company, filed previously as an Exhibit to our Registration Statement.

3. Nevada Revised Statutes, Chapter 78.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making the company responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.


Item 25.  Other Expenses of Issuance and Distribution

Although we are registering all of our issued securities, existing security holders will pay none of the expenses of this offering. The following is an itemized statement of all the estimated expenses of our offering, other than underwriting or broker-dealer discounts and commissions:



     a)     registration fees                     $1,140.00
     b)     federal taxes                            nil
     c)     state taxes and fees                     nil
     d)     transfer agents' fees                  5,000.00
     e)     costs of printing                      5,000.00
     f)     legal                                  7,000.00
     g)     accounting                             5,000.00
     h)     listing fees                          10,000.00
     i)     travel                                10,000.00
     j)     promotion                             10,000.00
                                                  __________

                                                $ 53,140.00
                                                 ===========

There has been no premium paid by us or any selling security holder on any policy to insure or indemnify our Directors or Officers against any liabilities they may incur in the registration, offering, or sale of these securities.


Item 26.  Recent Sales of Unregistered Securities; Use of
          Proceeds From Registered Securities

Since the incorporation of our company on October 19, 2000, we have issued restricted shares of common stock, without the services of an underwriter, to Bryan Nordine, members of Bryan Nordine's family, his partners and business associates, and other accredited investors. Our existing security holders are all Canadians and are either previous shareholders of Global (Canada), business associates, partners, or officers or directors of our company. They have either paid a nominal value of $.001 per share for common stock in our company or received common stock on a five to one basis when they sold their shares in Global (Canada) to our company. All Canadian shareholders were in possession of all material information relating to the company. We have not offered our shares to the public, no commissions were paid to anyone in connection with the sale of the shares, and general solicitation was not made to anyone. There have been no proceeds from the sale of registered securities.

The following is a list of all previous sales of our common
Shares, and what shares would remain with Secondary shareholders if all shares offered in this registration are sold:



Name                Position, Office,              Shares      Shares      Shares
                    or Other Material              Held        Offered     Remaining

Restricted:

Blake Wittenberg                                     5,600        5,600        nil

Leonard Weremchuk                                    5,000        5,000        nil

Roger Duguay                                         5,550        5,550        nil

Fred Beggs                                          12,500       12,500        nil

Peter Roesberg                                      49,950       49,950        nil

Andrew Gubbins                                      25,000       25,000        nil

Scott La Hay                                         1,000        1,000        nil

Evan Williams                                       10,000       10,000        nil


Harvey Lorne Stehr    Provided Administrative       25,000       25,000        nil
                      Services to Global
                      Savings Club, Inc.
                      Until it's July 31,
                      2000 year end.

Morris William        Our Company's prior           15,000       15,000        nil
Sobool                Insurance Agent.

Malachi Nordine       Senior Systems Manager        50,000       50,000        nil
                      And Bryan Nordine's
                      Son.

Emmanuel Gravel       Systems Development           50,000       50,000        nil

Ryan Bouffard         Provided Professional          5,000        5,000        nil
                      Services..

Karlla Jean Friesen   Vice President of             79,575       79,575        nil
                      Marketing and Sister
                      Of Bryan Nordine

Bryan Nordine         Director and founder       4,345,825    4,345,825        nil

Abraham Nordine       Director                     450,000      450,000        nil

David Lanthier        Director                      35,000       35,000        nil

Frank Gilfillan       Director                      30,000       30,000        nil
                                                   _______      _______      _______

Total                                            5,200,000    5,200,000        nil
                                                 ==========    =========     =======



On March 19, 2001 our Board of Directors resolved to acquire all the issued shares of Global Savings Club Inc. a private British Columbia company. Mr. Bryan Nordine is the founder of Global Savings Club Inc. a BC company, and also the founder of our Company. Mr. Nordine, his family, partners, and business associates sold all of their Canadian common shares to our company. Subsequent to the original purchase of Global (Canada) shares, we purchased all assets owned by Global (Canada). Our investment in Global (Canada) shares was sold on March 11, 2003. As a result of these transactions, our Company now owns the proprietary rights to any software developed by Global (Canada). We acquired that portion of the Savings Club and E-Commerce software, together with any goodwill and residual values which was owned by the Canadian company such as the value of computer equipment, office supplies, forms, internal marketing studies, and the benefits of business development generally.

Common shares were issued in payment of services rendered to our company to the following stockholders:



Security Holder                    Type of Service               Number of Shares
________________                   ______________________          _________

Malachi Nordine                    Systems Development and           50,000
                                   Management

Emmanuel Gravel                    Systems Development               50,000

Ryan Bouffard                      Professional Services              5,000

Karlla Jean Friesen                Marketing Services                25,000



ITEM 27.  Exhibits

The following Exhibits have been filed with the SEC as part of this Registration Statement, pursuant to Item 601 of Regulation
S-B.


         Document Description:

         Exhibit A: Articles of Incorporation.

         Exhibit B: Bylaws.

         Exhibit C: Specimen Stock Certificate.

         Exhibit D: Consent and opinion of P. Sterling Kerr, Esq.
                    regarding the legality of the
                    Securities being registered.

         Exhibit E: Consent of Dan Nichvoldow,
                    Certified General Accountant

         Exhibit F: Subscription Agreement

         Exhibit G: Material Contracts


ITEM 28.  Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

a. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

b. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

c. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any change to such information in the registration statement.

2. That, for the purpose of determining any liability the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


                     SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this Form SB-2 Registration Statement and has duly caused this amendment to the Form SB-2 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Kelowna, British Columbia, on this 24th day of July, 2003.


                    GLOBAL SAVINGS CLUB, INC.


          BY:

               Bryan Nordine
               President and Chief Executive Officer



KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Bryan Nordine, as true and lawful attorney-in-fact and agent, with full power of substitution, for his and in his name, place and stead, in any and all capacities, to sign any and all amendment (including post-effective amendments) to this registration statement, and to file the same, therewith, with the Securities and Exchange Commission, and to make any and all state securities law or blue sky filings, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying the confirming all that said attorney-in-fact and agent, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


Pursuant to the requirements of the Securities Act of 1933, this amendment to the Form SB-2 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


(Registrant) Global Savings Club, Inc.
________________________________________________________________

By (Signatures and Title)

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:


ARTICLES OF INCORPORATION OF

        GLOBAL SAVINGS CLUB, INC.


KNOW ALL MEN BY THESE PRESENTS:

BRYAN MAURICE NORDINE, the undersigned on this day, voluntarily executed these Articles of Incorporation for the purpose of forming a corporation under and pursuant to the laws of the State of Nevada and does hereby certify that:


        I.
The name of this corporation is GLOBAL SAVINGS CLUB, INC.
The registered office in the State of Nevada is located at 3525 East Harmon Avenue, Las Vegas, Nevada 89121. The name and address of the Resident Agent of GLOBAL SAVINGS CLUB, INC., shall be P. STERLING KERR, ESQ., of the law offices of KERR & ASSOCIATES, and service of process can be maintained at 3525 East Harmon Avenue, Las Vegas, Nevada 89121.


        II.
The nature of the business, objects and purposes proposed to be transacted, promoted or carried on by the corporation are:
     (a) To engage in any lawful activity or activities in the State of Nevada and throughout the world.


        III.
The total amount of the total authorized capital stock of the corporation is Eighty Million (80,000,000) shares of common stock and Twenty Million (20,000,000) shares of preferred stock, with par value of one-tenth of one cent. Each such share, when issued, shall have one (1) vote and shall not carry preemptive rights. All of the voting power of the capital stock of this corporation shall reside in the common stock.


        IV.
The governing board of this corporation shall be known as Directors, and the number of Directors may from time to time be increased or decreased in such manner as shall be provided by the By-Laws of this corporation, provided that the number of Directors shall not be reduced to less than three (3), except that in cases where all the shares of the corporation are owned beneficially, and of record, by either one or two stockholders, the number of Directors may be less than three (3), but not less than the number of stockholders.


         V.
The name and residence address of the original incorporator of this corporation is as follows:

BRYAN MAURICE NORDINE
827 Raymer Road
Kelowna, B.C.
V1Y 5V5
Canada


        VI.

The names and residence addresses of the three (3) original
Board of Directors are
as follows:

BRYAN MAURICE NORDINE
827 Raymer Road
Kelowna, B.C.
V1Y 5V5
Canada

ABRAHAM LOUIS MAURICE NORDINE
1270 Gaggin Road
Kelowna, B.C.
V1X 1V2
Canada

DAVID RONALD LANTHIER
3440 Malcolm Road
Westbank, B.C.
V4T 1H2
Canada


       VII.

The capital stock of this corporation, after the amount of the subscription price has been paid, shall not be subject to assessment to pay the debts of the corporation, and no stock as issued is fully paid up, shall ever be assessable or assessed, nor shall the private property of the stockholders, directors or officers of this corporation be subject to the payment of any corporate debts, to any effect whatsoever, and in this particular the articles of incorporation shall not be subject to amendment.


       VIII.

The corporation shall have perpetual existence.

        IX.
In furtherance, but not in limitation of the power conferred by statute, the Board of Directors is expressly authorized:
     (a) Subject to the By-Laws, if any adopted by the stockholders, to make, alter or amend the By-Laws of the Corporation; and
     (b) To fix the amount to be reserved as working capital over and above its stock paid in, to authorize and cause to be executed mortgages and liens upon the real and personal property of this corporation.


     X.
The officers and directors of this corporation shall not be liable to the corporation or its stockholders for damages for breach of any fiduciary duty as a director or officer, except for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or for the payment of dividends in violation of NRS 78.300.


        XI.
All persons serving, or who have served, as officers or directors of this corporation, or who may have served at this corporation's request as officers or directors of another corporation in which this corporation owns shares of capital stock or of which it is a creditor, shall be indemnified by this corporation for expenses actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding to which they, or any of them are made parties, or a party, by reason of having been, or being directors or officers, or a director or an officer of this corporation, or of such other corporation in relation to matters as to which any such director or officer, or former director or officer, except if such persons shall be adjudged in such action, suit or proceeding, to be liable for intentional misconduct, fraud or a knowing violation of law, or for the payment of dividends in violation of NRS 78.300. Such indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Laws, Agreement, vote of Stockholders or otherwise.


        XII.
Meetings of the stockholders may be held outside the State of Nevada if the By-Laws so provide. The books of the corporation may be kept (subject to any provision contained in the statutes or laws of the State of Nevada) outside the State of Nevada, at such place or places as may be designated from time to time by the Directors or by the By-Laws of the corporation.



IN WITNESS WHEREOF, I have hereunto set my hand this 17th day of October, 2000, hereby declaring and certifying the

facts stated herein and above are true.

/S/Bryan Maurice Nordine
BRYAN MAURICE NORDINE


Exhibit B: BYLAWS

BYLAWS
OF
GLOBAL SAVINGS CLUB, INC.,
A Nevada Corporation

ARTICLE I
MEETING OF STOCKHOLDERS


Section 1.01 Annual Meeting. The annual meeting of the stockholders of the corporation shall be held at 10:00 o'clock a.m., on the 17th day of October in each year, but if such date is a legal holiday then on the next succeeding business day, for the purpose of electing directors of the corporation to serve during the ensuing year and for the transaction of such other business as may properly come before the meeting. If the election of the directors is not held on the day designated herein for any annual meeting of the stockholders, or at any adjournment thereof, the president shall cause the election to be held at a special meeting of the stockholders as soon thereafter as is convenient.


Section 1.02 Special Meetings. Special meetings of the stockholders may be called by the president or the Board of Directors and shall be called by the president at the written request of the holders of not less than 51% of the issued and outstanding shares of capital stock of the corporation.


All business lawfully to be transacted by the stockholders may be transacted at any special meeting or at any adjournment thereof. However, no business shall be acted upon at a special meeting except that referred to in the notice calling the meeting, unless all of the outstanding capital stock of the corporation is represented either in person or by proxy. Where all of the capital stock is represented, any lawful business may be transacted and the meeting shall be valid for all purposes.


Section 1.03 Place of Meetings. Any meeting of the stockholders of the corporation may be held at its principal office in the State of Nevada or at such other place in or out of the United States as the Board of Directors may designate. A waiver of notice signed by the stockholders entitled to vote may designate any place for the holding of such meeting.


Section 1.04  Notice of Meetings.

(a) The secretary shall sign and deliver to all stockholders of record written or printed notice of any meeting at least ten
(10) days, but not more than sixty (60) days, before the date of such meeting; which notice shall state the place, date, and time of the meeting, the general nature of the business to be transacted, and, in the case of any meeting at which directors are to be elected, the names of nominees, if any, to be presented for election.


(b) In the case of any meeting, any proper business may be presented for action, except that the following items shall be valid only if the general nature of the proposal is stated in the notice or written waiver of notice:


(1) Action with respect to any contract or transaction between the corporation and one or more of its directors or another firm, association, or corporation in which one or more of its directors has a material financial interest;


(2)  Adoption of amendments to the Articles of Incorporation; or

(3) Action with respect to the merger, consolidation, reorganization, partial or complete liquidation, or dissolution of the corporation.


(c) The notice shall be personally delivered or mailed by first class mail to each shareholder of record at the last known address thereof, as the same appears on the books of the corporation, and the giving of such notice shall be deemed delivered the date the same is deposited in the United States mail, postage prepaid. If the address of any shareholder does not appear upon the books of the corporation, it will be sufficient to address any notice to such shareholder at the principal office of the corporation.


(d) The written certificate of the person calling any meeting, duly sworn, setting forth the substance of the notice, the time and place the notice was mailed or personally delivered to the several stockholders, and the addresses to which the notice was mailed shall be prima facie evidence of the manner and fact of giving such notice.


Section 1.05 Waiver of Notice. If all of the stockholders of the corporation shall waive notice of a meeting, no notice shall be required, and, whenever all of the stockholders shall meet in person or by proxy, such meeting shall be valid for all purposes without call or notice, and at such meeting any corporate action may be taken.

Section 1.06  Determination of Stockholders of Record.


(a) The Board of Directors may at any time fix a future date as a record date for the determination of the stockholders entitled to notice of any meeting or to vote or entitled to receive payment of any dividend or other distribution or allotment of any rights or entitled to exercise any rights in respect of any other lawful action. The record date so fixed shall not be more than sixty (60) days prior to the date of such meeting nor more than sixty (60) days prior to any other action. When a record date is so fixed, only stockholders of record on that date are entitled to notice of and to vote at the meeting or to receive the dividend, distribution or allotment of rights, or to exercise their rights, as the case may be, notwithstanding any transfer of any shares on the books of the corporation after the record date.


(b) If no record date is fixed by the Board of Directors, then
(1) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the business day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held;
(2) the record date for determining stockholders entitled to give consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is necessary, shall be the day on which written consent is given; and
(3) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto, or the sixtieth (60th) day prior to the date of such other action, whichever is later.


Section 1.07  Quorum; Adjourned Meetings.

(a) At any meeting of the stockholders, a majority of the issued and outstanding shares of the corporation represented in person or by proxy, shall constitute a quorum.


(b) If less than a majority of the issued and outstanding shares are represented, a majority of shares so represented may adjourn from time to time at the meeting, until holders of the amount of stock required to constitute a quorum shall be in attendance. At any such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted as originally called. When a shareholder's meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken, unless the adjournment is for more than ten (l0) days in which event notice thereof shall be given.


Section 1.08  Voting.

(a) Each shareholder of record, such shareholder's duly authorized proxy or attorney-in-fact shall be entitled to one
(1) vote for each share of stock standing registered in such shareholder's name on the books of the corporation on the record date.


(b) Except as otherwise provided herein, all votes with respect to shares standing in the name of an individual on the record date (included pledged shares) shall be cast only by that individual or such individual's duly authorized proxy or attorney-in-fact. With respect to shares held by a representative of the estate of a deceased shareholder, guardian, conservator, custodian or trustee, votes may be cast by such holder upon proof of capacity, even though the shares do not stand in the name of such holder. In the case of shares under the control of a receiver, the receiver may cast votes carried by such shares even though the shares do not stand in the name of the receiver provided that the order of the court of competent jurisdiction which appoints the receiver contains the authority to cast votes carried by such shares. If shares stand in the name of a minor, votes may be cast only by the duly appointed guardian of the estate of such minor if such guardian has provided the corporation with written notice and proof of such appointment.


(c) With respect to shares standing in the name of a corporation on the record date, votes may be cast by such officer or agent as the bylaws of such corporation prescribe or, in the absence of an applicable bylaw provision, by such person as may be appointed by resolution of the Board of Directors of such corporation. In the event no person is so appointed, such votes of the corporation may be cast by any person (including the officer making the authorization) authorized to do so by the Chairman of the Board of Directors, President or any Vice-President of such corporation.


(d) Notwithstanding anything to the contrary herein contained, no votes may be cast by shares owned by this corporation or its subsidiaries, if any. If shares are held by this corporation or its subsidiaries, if any, in a fiduciary capacity, no votes shall be cast with respect thereto on any matter except to the extent that the beneficial owner thereof possesses and exercises either a right to vote or to give the corporation holding the same binding instructions on how to vote.


(e) With respect to shares standing in the name of two or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, husband and wife as community property, tenants by the entirety, voting trustees, persons entitled to vote under a shareholder voting agreement or otherwise and shares held by two or more persons (including proxy holders) having the same fiduciary relationship respect in the same shares, votes may be cast in the following manner:


(1) If only one such person votes, the vote of such person binds all.

(2) If more than one person casts votes, the act of the majority so voting binds all.

(3) If more than one person casts votes, but the vote is evenly split on a particular matter, the votes shall be deemed cast proportionately, as split.


(f) Any holder of shares entitled to vote on any matter may cast a portion of the votes in favor of such matter and refrain from casting the remaining votes or cast the same against the proposal, except in the case of elections of directors. If such holder entitled to vote fails to specify the number of affirmative votes, it will be conclusively presumed that the holder is casting affirmative votes with respect to all shares held.


(g) If a quorum is present, the affirmative vote of holders of a majority of the shares represented at the meeting and entitled to vote on any matter shall be the act of the stockholders, unless a vote of greater number or voting by classes is required by the laws of the State of Nevada, the Articles of Incorporation or these Bylaws.


Section 1.09 Proxies. At any meeting of stockholders, any holder of shares entitled to vote may authorize another person or persons to vote by proxy with respect to the shares held by an instrument in writing and subscribed to by the holder of such shares entitled to vote. No proxy shall be valid after the expiration of six (6) months from the date of execution thereof, unless coupled with an interest or unless otherwise specified in the proxy. In no event shall the term of a proxy exceed seven
(7) years from the date of its execution. Every proxy shall continue in full force and effect until its expiration or revocation. Revocation may be effected by filing an instrument revoking the same or a duly executed proxy bearing a later date with the secretary of the corporation.


Section 1.10 Order of Business. At the annual stockholder's meeting, the regular order of business shall be as follows:

1. Determination of stockholders present and existence of quorum;
2. Reading and approval of the minutes of the previous meeting or meetings;
3. Reports of the Board of Directors, the president, treasurer and secretary of the corporation, in the order named;
4. Reports of committees;
5. Election of directors;
6. Unfinished business;
7. New business;
8. Adjournment.


Section 1.11 Absentees Consent to Meetings. Transactions of any meeting of the stockholders are as valid as though had at a meeting duly held after regular call and notice if a quorum is present, either in person or by proxy, and if, either before or after the meeting, each of the persons entitled to vote, not present in person or by proxy (and those who, although present, either object at the beginning of the meeting to the transaction of any business because the meeting has not been lawfully called or convened or expressly object at the meeting to the consideration of matters not included in the notice, which are legally required to be included therein), signs a written waiver of notice and/or consent to the holding of the meeting or an approval of the minutes thereof. All such waivers, consents, and approvals shall be filed with the corporate records and made a part of the minutes of the meeting. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person objects at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened and except that attendance at a meeting is not a waiver of any right to object to the consideration of matters not included in the notice if such objection is expressly made at the beginning. Neither the business to be transacted at nor the purpose of any regular or special meeting of stockholders need be specified in any written waiver of notice, except as otherwise provided in Section 1.04(b) of these Bylaws.


Section 1.12 Action Without Meeting. Any action, except the election of directors, which may be taken by the vote of the stockholders at a meeting may be taken without a meeting if con-sented to by the holders of a majority of the shares entitled to vote or such greater proportion as may be required by the laws of the State of Nevada, the Articles of Incorporation, or these Bylaws. Whenever action is taken by written consent, a meeting of stockholders need not be called or noticed.


Section 1.13 Telephonic Meetings. Meetings of the Stockholders may be held through the use of a conference telephone or similar communications equipment so long as all members participating in such meeting can hear one another at the time of such meeting. Participation in such a meeting constitutes presence in person at such meeting.


ARTICLE II
DIRECTORS

Section 2.01 Number, Tenure, and Qualifications. Except as otherwise provided herein, the Board of Directors of the corporation shall consist of at least one (1) person, who shall be elected at the annual meeting of the stockholders of the corporation and who shall hold office for one (1) year or until their successors are elected and qualify. A director need not be a shareholder of the corporation.


Section 2.02 Resignation. Any director may resign effective upon giving written notice to the chairman of the Board of Directors, the president, or the secretary of the corporation, unless the notice specifies a later time for effectiveness of such resignation. If the Board of Directors accepts the resignation of a director tendered to take effect at a future date, the Board or the stockholders may elect a successor to take office when the resignation becomes effective.


Section 2.03 Reduction in Number. No reduction of the number of directors shall have the effect of removing any director prior to the expiration of his term of office.


Section 2.04  Removal.

(a) The Board of Directors or the stockholders of the corporation, by majority vote, may declare vacant the office of a director who has been declared incompetent by an order of a court of competent jurisdiction or convicted of a felony.


Section 2.05  Vacancies.

(a) A vacancy in the Board of Directors because of death, resignation, removal, change in number of directors, or otherwise may be filled by the stockholders at any regular or special meeting or any adjourned meeting thereof (but not by written consent) or the remaining director(s) by the affirmative vote of a majority thereof. Each successor so elected shall hold office until the next annual meeting of stockholders or until a successor shall have been duly elected and qualified.


(b) If, after the filling of any vacancy by the directors, the directors then in office who have been elected by the stockholders shall constitute less than a majority of the directors then in office, any holder or holders of an aggregate of ten percent (10%) or more of the total number of shares entitled to vote may call a special meeting of stockholders to be held to elect the entire Board of Directors. The term of office of any director shall terminate upon such election of a successor.


Section 2.06 Regular Meetings. Immediately following the adjournment of, and at the same place as, the annual meeting of the stockholders, the Board of Directors, including directors newly elected, shall hold its annual meeting without notice, other than this provision, to elect officers of the corporation and to transact such further business as may be necessary or appropriate. The Board of Directors may provide by resolution the place, date, and hour for holding additional regular meetings.


Section 2.07 Special Meetings. Special meetings of the Board of Directors may be called by the chairman and shall be called by the chairman upon the request of any two (2) directors or the president of the corporation.


Section 2.08 Place of Meetings. Any meeting of the directors of the corporation may be held at its principal office in the State of Nevada or at such other place in or out of the United States as the Board of Directors may designate. A waiver of notice signed by the directors may designate any place for the holding of such meeting.


Section 2.09 Notice of Meetings. Except as otherwise provided in Section 2.06, the chairman shall deliver to all directors written or printed notice of any special meeting, at least three
(3) days before the date of such meeting, by delivery of such notice personally or mailing such notice first class mail or by telegram. If mailed, the notice shall be deemed delivered two
(2) business days following the date the same is deposited in the United States mail or Canada mail, postage prepaid. Any director may waive notice of any meeting, and the attendance of a director at a meeting shall constitute a waiver of notice of such meeting, unless such attendance is for the express purpose of objecting to the transaction of business thereat because the meeting is not properly called or convened.


Section 2.10  Quorum; Adjourned Meetings.

(a) A majority of the Board of Directors in office shall constitute a quorum.


(b) At any meeting of the Board of Directors where a quorum is not present, a majority of those present may adjourn, from time to time, until a quorum is present, and no notice of such adjournment shall be required. At any adjourned meeting where a quorum is present, any business may be transacted which could have been transacted at the meeting originally called.


Section 2.11 Action without Meeting. Any action required or permitted to be taken at any meeting of the Board of Directors or any committee thereof may be taken without a meeting if a written consent thereto is signed by all of the members of the Board of Directors or of such committee. Such written consent or consents shall be filed with the minutes of the proceedings of the Board of Directors or committee. Such action by written consent shall have the same force and effect as the unanimous vote of the Board of Directors or committee.


Section 2.12 Telephonic Meetings. Meetings of the Board of Directors may be held through the use of a conference telephone or similar communications equipment so long as all members participating in such meeting can hear one another at the time of such meeting. Participation in such a meeting constitutes presence in person at such meeting.


Section 2.13 Board Decisions. The affirmative vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.


Section 2.14  Powers and Duties.

(a) Except as otherwise provided in the Articles of Incorporation or the laws of the State of Nevada, the Board of Directors is invested with the complete and unrestrained authority to manage the affairs of the corporation, and is authorized to exercise for such purpose as the general agent of the corporation, its entire corporate authority in such manner as it sees fit. The Board of Directors may delegate any of its authority to manage, control or conduct the current business of the corporation to any standing or special committee or to any officer or agent and to appoint any persons to be agents of the corporation with such powers, including the power to sub delegate, and upon such terms as may be deemed fit.


(b) The Board of Directors shall present to the stockholders at annual meetings of the stockholders, and when called for by a majority vote of the stockholders at a special meeting of the stockholders, a full and clear statement of the condition of the corporation, and shall, at request, furnish each of the stockholders with a true copy thereof.


(c) The Board of Directors, in its discretion, may submit any contract or act for approval or ratification at any annual meeting of the stockholders or any special meeting properly called for the purpose of considering any such contract or act, provided a quorum is present. The contract or act shall be valid and binding upon the corporation and upon all the stockholders thereof, if approved and ratified by the affirmative vote of a majority of the stockholders at such meeting.


Section 2.15 Compensation. The directors shall be allowed and paid all necessary expenses incurred in attending any meetings of the Board, but shall not receive any compensation for their services as directors until such time as the corporation is able to declare and pay dividends on its capital stock.


Section 2.16  Board Officers.

(a) At its annual meeting, the Board of Directors shall elect, from among its members, a chairman to preside at meetings of the Board of Directors. The Board of Directors may also elect such other board officers and for such term as it may, from time to time, determine advisable.


(b) Any vacancy in any board office because of death, resignation, removal or otherwise may be filled by the Board of Directors for the unexpired portion of the term of such office.


Section 2.17 Order of Business. The order of business at any meeting of the Board of Directors shall be as follows:

1. Determination of members present and existence of quorum;

2. Reading and approval of the minutes of any previous meeting or meetings;

3. Reports of officers and committeemen;

4. Election of officers;

5. Unfinished business;

6. New business;

7. Adjournment.


ARTICLE III

OFFICERS

Section 3.01 Election. The Board of Directors, at its first meeting following the annual meeting of stockholders, shall elect a president, a secretary and a treasurer to hold office for one (1) year next coming and until their successors are elected and qualify. Any person may hold two or more offices. The Board of Directors may, from time to time, by resolution, appoint one or more vice-presidents, assistant secretaries, assistant treasurers and transfer agents of the corporation as it may deem advisable; prescribe their duties; and fix their compensation.


Section 3.02 Removal; Resignation. Any officer or agent elected or appointed by the Board of Directors may be removed by it whenever, in its judgment, the best interests of the corporation would be served thereby. Any officer may resign at any time upon written notice to the corporation without prejudice to the rights, if any, of the corporation under any contract to which the resigning officer is a party.


Section 3.03 Vacancies. Any vacancy in any office because of death, resignation, removal or otherwise may be filled by the Board of Directors for the unexpired portion of the term of such office.


Section 3.04 President. The president shall be the general manager and executive officer of the corporation, subject to the supervision and control of the Board of Directors, and shall direct the corporate affairs, with full power to execute all resolutions and orders of the Board of Directors not especially entrusted to some other officer of the corporation. The president shall preside at all meetings of the stockholders and shall sign the certificates of stock issued by the corporation, and shall perform such other duties as shall be prescribed by the Board of Directors.


Unless otherwise ordered by the Board of Directors, the president shall have full power and authority on behalf of the corporation to attend and to act and to vote at any meetings of the stockholders of any corporation in which the corporation may hold stock and, at any such meetings, shall possess and may exercise any and all rights and powers incident to the ownership of such stock. The Board of Directors, by resolution from time to time, may confer like powers on any person or persons in place of the president to represent the corporation for these purposes.


Section 3.05 Vice-President. The Board of Directors may elect one or more vice-presidents who shall be vested with all the powers and perform all the duties of the president whenever the president is absent or unable to act, including the signing of the certificates of stock issued by the corporation, and the vice-president shall perform such other duties as shall be pre-scribed by the Board of Directors.


Section 3.06 Secretary. The secretary shall keep the minutes of all meetings of the stockholders and the Board of Directors in books provided for that purpose. The secretary shall attend to the giving and service of all notices of the corporation, may sign with the president in the name of the corporation all contracts authorized by the Board of Directors or appropriate committee, shall have the custody of the corporate seal, shall affix the corporate seal to all certificates of stock duly issued by the corporation, shall have charge of stock certificate books, transfer books and stock ledgers, and such other books and papers as the Board of Directors or appropriate committee may direct, and shall, in general, perform all duties incident to the office of the secretary. All corporate books kept by the secretary shall be open for examination by any director at any reasonable time.


Section 3.07 Assistant Secretary. The Board of Directors may appoint an assistant secretary who shall have such powers and perform such duties as may be prescribed for him by the secretary of the corporation or by the Board of Directors.


Section 3.08 Treasurer. The treasurer shall be the chief financial officer of the corporation, subject to the supervision and control of the Board of Directors, and shall have custody of all the funds and securities of the corporation. When necessary or proper, the treasurer shall endorse on behalf of the corporation for collection checks, notes, and other obligations, and shall deposit all monies to the credit of the corporation in such bank or banks or other depository as the Board of Directors may designate, and shall sign all receipts and vouchers for payments made by the corporation. Unless otherwise specified by the Board of Directors, the treasurer shall sign with the president all bills of exchange and promissory notes of the corporation, shall also have the care and custody of the stocks, bonds, certificates, vouchers, evidence of debts, securities, and such other property belonging to the corporation as the Board of Directors shall designate, and shall sign all papers required by law, by these Bylaws, or by the Board of Directors to be signed by the treasurer. The treasurer shall enter regularly in the books of the corporation, to be kept for that purpose, full and accurate accounts of all monies received and paid on account of the corporation and, whenever required by the Board of Directors, the treasurer shall render a statement of any or all accounts. The treasurer shall at all reasonable times exhibit the books of account to any directors of the corporation and shall perform all acts incident to the position of treasurer subject to the control of the Board of Directors.


The treasurer shall, if required by the Board of Directors, give bond to the corporation in such sum and with such security as shall be approved by the Board of Directors for the faithful performance of all the duties of treasurer and for restoration to the corporation, in the event of the treasurer's death, resignation, retirement or removal from office, of all books, records, papers, vouchers, money and other property belonging to the corporation. The expense of such bond shall be borne by the corporation.


Section 3.09 Assistant Treasurer. The Board of Directors may appoint an assistant treasurer who shall have such powers and perform such duties as may be prescribed by the treasurer of the corporation or by the Board of Directors, and the Board of Directors may require the assistant treasurer to give a bond to the corporation in such sum and with such security as it may approve, for the faithful performance of the duties of assistant treasurer, and for restoration to the corporation, in the event of the assistant treasurer's death, resignation, retirement or removal from office, of all books, records, papers, vouchers, money and other property belonging to the corporation. The expense of such bond shall be borne by the corporation.


ARTICLE IV

CAPITAL STOCK

Section 4.01 Issuance. Shares of capital stock of the corporation shall be issued in such manner and at such times and upon such conditions as shall be prescribed by the Board of Directors.


Section 4.02 Certificates. Ownership in the corporation shall be evidenced by certificates for shares of stock in such form as shall be prescribed by the Board of Directors, shall be under the seal of the corporation and shall be signed by the president or the vice-president and also by the secretary or an assistant secretary. Each certificate shall contain the name of the record holder, the number, designation, if any, class or series of shares represented, a statement of summary of any applicable rights, preferences, privileges or restrictions thereon, and a statement that the shares are assessable, if applicable. All certificates shall be consecutively numbered. The name and address of the shareholder, the number of shares, and the date of issue shall be entered on the stock transfer books of the corporation.


Section 4.03 Surrender; Lost or Destroyed Certificates. All certificates surrendered to the corporation, except those representing shares of treasury stock, shall be cancelled and no new certificate shall be issued until the former certificate for a like number of shares shall have been cancelled, except that in case of a lost, stolen, destroyed or mutilated certificate, a new one may be issued therefore. However, any shareholder applying for the issuance of a stock certificate in lieu of one alleged to have been lost, stolen, destroyed or mutilated shall, prior to the issuance of a replacement, provide the corporation with his, her or its affidavit of the facts surrounding the loss, theft, destruction or mutilation. An indemnity bond in an amount and upon such terms as the treasurer, or the Board of Directors, may be required at the discretion of the Board of Directors. In no case shall the bond be in an amount less than twice the current market value of the stock and it shall indemnify the corporation against any loss, damage, cost or inconvenience arising as a consequence of the issuance of a replacement certificate.


Section 4.04 Replacement Certificate. When the Articles of Incorporation are amended in any way affecting the statements contained in the certificates for outstanding shares of capital stock of the corporation or it becomes desirable for any reason, including, without limitation, the merger or consolidation of the corporation with another corporation or the reorganization of the corporation, to cancel any outstanding certificate for shares and issue a new certificate therefore conforming to the rights of the holder, the Board of Directors may order any holders of outstanding certificates for shares to surrender and exchange the same for new certificates within a reasonable time to be fixed by the Board of Directors. The order may provide that a holder of any certificate(s) ordered to be surrendered shall not be entitled to vote, receive dividends or exercise any other rights of stockholders until the holder has complied with the order provided that such order operates to suspend such rights only after notice and until compliance.


Section 4.05 Transfer of Shares. No transfer of stock shall be valid as against the corporation except on surrender and cancellation of the certificate therefore, accompanied by an assignment or transfer by the registered owner made either in person or under assignment. Whenever any transfer shall be expressly made for collateral security and not absolutely, the collateral nature of the transfer shall be reflected in the entry of transfer on the books of the corporation.


Section 4.06 Transfer Agent. The Board of Directors may appoint one or more transfer agents and registrars of transfer and may require all certificates for shares of stock to bear the signature of such transfer agent and such registrar of transfer.


Section 4.07 Stock Transfer Books. The stock transfer books shall be closed for a period of ten (10) days prior to all meetings of the stockholders and shall be closed for the payment of dividends as provided in Article V hereof and during such periods as, from time to time, may be fixed by the Board of Directors, and, during such periods, no stock shall be transferable.


Section 4.08 Miscellaneous. The Board of Directors shall have the power and authority to make such rules and regulations not inconsistent herewith as it may deem expedient concerning the issue, transfer, and registration of certificates for shares of the capital stock of the corporation.


ARTICLE V

DIVIDENDS

Section 5.01 Dividends may be declared, subject to the provisions of the laws of the State of Nevada and the Articles of Incorporation, by the Board of Directors at any regular or special meeting and may be paid in cash, property, shares of corporate stock, or any other medium. The Board of


Directors may fix in advance a record date, as provided in
Section 1.06 of these Bylaws, prior to the dividend payment for the purpose of determining stockholders entitled to receive payment of any dividend. The Board of Directors may close the stock transfer books for such purpose for a period of not more than ten (10) days prior to the payment date of such dividend.


ARTICLE VI

OFFICES; RECORDS; REPORTS; SEAL; AND FINANCIAL MATTERS

Section 6.01 Principal Office. The principal office of the corporation in the State of Nevada shall be at 3525 East Harmon Avenue, Las Vegas, Nevada 89121, and the corporation may have an office in any other state or territory as the Board of Directors may designate. The principal office of the corporation or any of its other offices in any other state or territory may be changed as deemed necessary by the Board of Directors.


Section 6.02 Records. The stock transfer books and a certified copy of the Bylaws, Articles of Incorporation, any amendments thereto, and the minutes of the proceedings of stockholders, the Board of Directors, and committees of the Board of Directors shall be kept at the principal office of the corporation or at such location as determined by the Board of Directors for the inspection of all who have the right to see the same and for the transfer of stock. All other books of the corporation shall be kept at such places as may be prescribed by the Board of Directors.


Section 6.03 Financial Report on Request. Any shareholder or stockholders holding at least five percent (5%) of the outstanding shares of any class of stock may make a written request for an income statement of the corporation for the three
(3) month, six (6) month, or nine (9) month period of the current fiscal year ended more than thirty (30) days prior to the date of the request and a balance sheet of the corporation as of the end of such period. In addition, if no annual report for the last fiscal year has been sent to stockholders, such shareholder or stockholders may make a request for a balance sheet as of the end of such fiscal year and an income statement and statement of changes in financial position for such fiscal year. The statements shall be delivered, mailed, or electronically transferred to the person making the request within thirty (30) days thereafter at a cost determined by the Board of Directors. A copy of the statements shall be kept on file in the principal office of the corporation for twelve (12) months, and such copies shall be exhibited at all reasonable times to any shareholder demanding an examination of them or a copy shall be mailed to each shareholder. Upon request by any shareholder, there shall be mailed to the shareholder a copy of the last annual, semiannual, or quarterly income statement which it has prepared and a balance sheet as of the end of the period at a cost determined by the Board of Directors. The financial statements referred to in this Section 6.03 shall be accompanied by the report thereon, if any, of any independent accountants engaged by the corporation or the certificate of an authorized officer of the corporation that such financial statements were prepared without audit from the books and records of the corporation.


Section 6.04  Right of Inspection.

(a) By court order, minutes of proceedings of the stockholders shall be open to inspection upon the written demand of any shareholder or holder of a voting trust certificate at any reasonable time during usual business hours for a purpose reasonably related to such holder's interest as a shareholder or as the holder of such voting trust certificate. Such inspection may be made in person or by agent or attorney, and the right of inspection includes the right to copy and make extracts at a cost to be determined by the Board of Directors and paid by the stockholders.


(b) Every director shall have the absolute right at any reasonable time to inspect and copy all books, records, and documents of every kind and to inspect the physical properties of the corporation and/or its subsidiary corporations. Such inspection may be made in person or by agent or attorney, and the right of inspection includes the right to copy and make extracts at a cost to be determined by the Board of Directors and paid by the Director.


Section 6.05 Corporate Seal. The Board of Directors may, by resolution, authorize a seal, and the seal may be used by causing it, or a facsimile, to be impressed or affixed or reproduced or otherwise. Except when otherwise specifically provided herein, any officer of the corporation shall have the authority to affix the seal to any document requiring it.


Section 6.06 Fiscal Year. The fiscal year-end of the corpo-ration shall be fixed by resolution of the Board of Directors.

Section 6.07 Reserves. The Board of Directors may create, by resolution, out of the earned surplus of the corporation such reserves as the directors may, from time to time, in their dis-cretion, think proper to provide for contingencies, or to equalize dividends or to repair or maintain any property of the corporation, or for such other purpose as the Board of Directors may deem beneficial to the corporation, and the directors may modify or abolish any such reserves in the manner in which they were created.


ARTICLE VII

INDEMNIFICATION


Section 7.01. Actions By Third Parties. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.


Section 7.02. Actions By Or In The Right Of The Corporation. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Provided, however, indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.


Section 7.03. Success in Defending Actions. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 7.01 and 7.02, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.


Section 7.04. Authorization. Any indemnification under Sections 7.01 and 7.02, unless ordered by a court or advanced pursuant to Section 7.05, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:


(a)     By the stockholders;

(b) By the board of directors by a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding;

(c) If a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel in a written opinion; or

(d) If a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.


Section 7.05. Advancing Expenses. The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this Section do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.


Section 7.06. Other Rights; Continuing Indemnification. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this Article VII:

(a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the certificate or articles of incorporation or these bylaws, any agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to Section 7.02 or for the advancement of expenses made pursuant to Section 7.05, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

(b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.


ARTICLE VIII

BY-LAWS

Section 8.01 Amendment. These Bylaws may only be altered, amended, or repealed at a meeting of the stockholders at which a quorum is present by the affirmative vote of the holders of two-thirds (2/3rds) of the capital stock of the corporation entitled to vote or by the consent of the stockholders in accordance with
Section 1.12 of these Bylaws.


Section 8.02 Additional Bylaws. Additional bylaws not inconsistent herewith may be adopted by the Board of Directors at any meeting of the Board of Directors at which a quorum is present by an affirmative vote of a majority of the directors present or by the unanimous consent of the Board of Directors in accordance with Section 2.11 of these Bylaws. Any bylaws so adopted shall be presented to the stockholders for alteration, amendment, or repeal in accordance with Section 8.01 of these Bylaws.


CERTIFICATION

I, the undersigned, being the duly elected secretary of the corporation, do hereby certify that the foregoing Bylaws were adopted by the Board of Directors the 17th day of October, 2000.


/s/Frank Gilfillan
FRANK GILGILLAN, Secretary


Exhibit D:

CONSENT AND OPINION OF P. Sterling Kerr, Esq.

July 25, 2003

Global Savings Club, Inc.
827 Raymer Road
Kelowna, BC, V1W 1J7

Ladies and Gentlemen:

We have acted as counsel to Global Savings Club, Inc., a Nevada corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "1933 Act") of a primary offering of 1,000,000 shares of the Company's common stock, $0.001 par value per share (the "Financing Shares") and a secondary offering of 5,200,000 shares of the Company's common stock, $0.001 par value per share which were previously issued by the Company (the "Resale Shares"). Together the Financing Shares and the Resale shares shall be known as the "Shares." This opinion is delivered to you in accordance with the requirements of Item 601(b)(5) of Regulation S-B under the 1933 Act in connection with your Registration Statement on Form SB-2, including all pre-effective and post-effective amendments thereto (the "Registration Statement") for the resale of the Common Stock, filed with the Securities and Exchange (the "Commission") under the 1933 Act.

In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken by the Company in connection with the authorization, issuance and sale of the Shares. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies. We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Nevada, including the statutory provisions, the rules and regulations underlying those provisions, including judicial and regulatory determinations and all applicable provisions of the Nevada constitution and reported judicial decisions interpreting those laws and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Nevada, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing, it is our opinion that the Financing Shares have been duly authorized, and, upon issuance, delivery and payment there for in the manner contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable. It is our opinion that the Resale Shares have been duly authorized, validly issued, fully paid and non-assessable. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Interest of Named Experts and Counsel" in the Prospectus, which is a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the 1933 Act or the rules and regulations thereunder.

Very truly yours,

Kerr & Associates Attorneys at Law
P. Sterling Kerr



Exhibit E:

CONSENT OF INDEPENDENT AUDITOR

Global Savings Club, Inc.

         I hereby consent to the use in this registration statement on Form SB-2 of my reports dated September 30, 2002 and September 30, 2001 relating to the financial statements of Global Savings Club,Inc. and to the reference to my Firm under the caption "Experts" in the Prospectus.

/s/Dan Nichvoldow
Dan Nichvoldow & Associates
Certified General Accountant


July 24, 2003
Kelowna, B.C.


Exhibit F:

SUBSCRIPTION AGREEMENT

Subscription Agreement for Common Stock

This Subscription Agreement is made by and between GLOBAL SAVINGS
CLUB, INC., a Nevada corporation

(the "Company", and [____________________________________]  (the
"Undersigned").

NOW THEREFORE, IT IS AGREED AS FOLLOWS:

1.	Subscription.  The Undersigned applies to purchase
____________________________ shares of common stock of the
Company in accordance with the terms and conditions set forth in the Private Placement Memorandum dated
______________________, ("Private Placement Memorandum").
The Company may reject such subscription for any reason.
The Company need not specify a reason for its rejection of any Subscription Agreement.

2.	Representations.  The Undersigned represents and warrants as follows:

A.	He/she has received the Private Placement Memorandum,
has carefully read such Private
          Placement Memorandum its appendices, and has relied only on the information contained therein;

B.	He/she understands that he/she is purchasing the
Company's common stock without being furnished any offering materials other than the Private Placement
Memorandum and that such purchase and such Private
Placement Memorandum has not been scrutinized by the Securities & Exchange Commission;

C.	He/she understands that the Units and common stock of
the Company have not been registered under the Securities Act of 1933, as amended, nor any state Blue
Sky Law (other than _______________________).  He/she
understands that he/she has no right to require registration under the Act or any state Blue Sky Law.

D.	He/she understands that the common stock are being
purchased for his/her own account for investment, not for the interest of any other person, and not for resale to others;

E.	(i)  He/she has, alone or together with his/her
Purchaser Representative(s), if any such knowledge and experience in financial and business matters that he/she is capable of evaluating the merits and risks of the investment; or

(ii) He/she is an accredited investor as defined in Regulation D, Rule 501(a)
(17C.F.R. 230.501 (a));

F.	He/she is able to bear the economic risk of the
investment;

G.	He/she is, in relation to his/her total investment
picture and net worth, making a reasonable commitment to the Company;

H.	He/she is making an investment with the Company without
the expectation or desire for a resale or distribution with respect thereto;

I.	He/she has no need for liquidity with respect to
his/her investment in the Company;

J.	He/she recognizes that an investment in the common
stock involves special risks, including those set forth under the Section entitle "Risk Factors" in the Private
Placement Memorandum;

K.	He/she realizes that the Company has been only recently
organized and that it has no financial and operating history;

L.	He/she realizes that, since the common stock cannot be
readily sold and have no public market, he/she may not be able to sell or dispose of his/her units or common stock and, therefore, that he/she must not purchase the Units unless he/she has liquid assets sufficient to assure himself/herself that such purchase will cause him/her to undue financial difficulties;

M.	He/she understands that the right to transfer his/her
Units and common stock will be restricted as set forth in the bylaws, including a restriction against transfers unless he/she submits to the Company an opinion of an attorney stating that the proposed transfer is register or exempt from registration pursuant to the Act and all relevant state Blue Sky
Laws; and

N.	He/she understands that all information that he/she has
provided to the Company concerning himself/herself, his/her financial position, and his/her knowledge of financial and business matters is correct and complete as of the date set forth herein and, if there should be any material change in such information prior to his/her having paid his/her subscription in full, that he/she must immediately provide the Company with such information.

3.	Number of Units.  The Undersigned hereby subscribes for
_______ Units each consisting of __________ shares of common stock of GLOBAL SAVINGS CLUB, INC., A Nevada corporation, for the total price of $__________.___ and tenders a check or money order in the sum of ________ per Unit, payable to __________________________________, Escrow Agent.

4.	Binding Effect and Irrevocability.  It is understood that
this Subscription Agreement is not binding on the Company unless and until it is accepted by the Company as evidenced by the counter-execution below. The Undersigned agrees that this Subscription Agreement shall be irrevocable until the later of: (i) close of business on _________________; or
(ii) one week from this date.

Date:________________ 		________________________
                              Signature of Subscriber

           				________________________
		                	(please type or print name of
                              Subscriber as it appears above)

				          ________________________
				          Social Security or Employer
                              Identification Number of
                              Subscriber.

				          ________________________
                              Street Address

				          City ____________________
                              State __________
                              Zip   __________

IMPORTANT**	Please print below exactly how you want your
name(s) listed on your certificate:

				________________________

ACCEPTED BY

GLOBAL SAVINGS CLUB, INC.
A Nevada Corporation

By:___________________________________

Date:____________________




Exhibit G:

MATERIAL CONTRACTS


Invoice and Personal Services Agreement



October 5, 2000

Invoice # G-4

From:     Malachi Nordine               (the "Service Provider")
          E-mail mnordine@uswest.net
          20919 N. 79th Ave.,
          Peoria, Arizona,
          85382


To:       Global Savings Club Inc.
          and Bryan Nordine   (collectively called the "Client")
          E-mail bnordine@home.com
          #225-1889 Springfield Road
          Kelowna, B.C.
          V1Y 5V5


To software programming and web site development and maintenance including any and all professional, consulting, management, and supervisory services for the two-year period October 5, 2000 -
October 4, 2002


My fee including disbursements   -               $25.00
                                                  =====


Paid by issue of 5,000 common Class E shares in Global Savings
Club Inc. ( a private non-reporting company incorporated in the Province of British Columbia).

Terms of Invoice and Personal Services Agreement:


1. Service Provider agrees irrevocably and unconditionally to exchange the 5,000 common Class E shares in Global Savings Club Inc. for 25,000 common shares in a Nevada, U.S.A. company controlled by Bryan Nordine to be incorporated during the month of October 2000. Such exchange to be done prior to December 31, 2000. Specific power of attorney is herein granted to Bryan Nordine to effect such exchange on behalf of the Service Provider in the event it is unable to complete necessary and relevant documents (eg. due to poor health or prior travel commitments).


	                               Initials of Service Provider
                                                      __________

                                             Initials of Witness
                                                      __________



2. Service Provider accepts the 5,000 common shares and later exchange of 25,000 common shares (referenced above) as full and final payment for any and all services and disbursements provided to the Client.


3. Service Provider understands and agrees any internet systems, web site functions, forms, business plans, documents, logos, designs, and data developed by the Service Provider while engaged by Global Savings Club Inc. and/or Bryan Nordine and/or the Nevada USA company to be incorporated and controlled by Bryan Nordine shall be and remain the sole property of the Client and shall be for the exclusive beneficial interest of the Client.


4. Service Provider acknowledges it has executed a previously signed non-disclosure and non-competition agreement and agrees to continue to be bound by its terms and acknowledges its terms are not voided by this Invoice and Personal
    Services Agreement (PSA).


5. Service Provider will personally perform the services contracted in this Invoice and PSA unless otherwise agreed to in writing by the client.


6. Service Provider will use its best effort to perform the services described above. Although the total number of hours is not specified in this Invoice and PSA, the Service Provider agrees to provide reasonable and necessary services to the Client in a professional, competent, and timely manner over the two-year period.


7. Service Provider will submit written requests to the Client for and any services or disbursements not contemplated in this Invoice and PSA. The Client will not be liable for any additional costs for services or disbursements unless agreed to in writing by the Client.


8. Service Provider agrees to abide by the laws of the Province of British Columbia including the B.C. Securities
 Act and any related U.S. Securities and Exchange
 Commission rules and regulations respecting its trading of Global shares.


9. This Invoice and PSA contain all of the terms and conditions agreed to between the Service Provider and the Client, and supersede all prior conversations, arrangements, terms, conditions, and agreements between the Service Provider and the Client excepting the previously signed Non-Disclosure / Non-Competition Agreement, which terms shall continue with the intent of protecting the proprietary rights and property of the Client.


10. This Invoice and PSA is assignable by the Client at its absolute discretion.


Submitted and Signed by Malachi Nordine:  Signature of Witness :

___________________________               ______________________
Service Provider





Invoice and Personal Services Agreement



October 5, 2000

Invoice # G-5

From:     Emmanuel Gravel          (the "Service Provider")
          c/o Malachi Nordine
          E-mail mnordine@uswest.net
          20919 N. 79th Ave.,
          Peoria, Arizona,
          85382


To:       Global Savings Club Inc.
          and Bryan Nordine  (collectively called the "Client")
          E-mail bnordine@home.com
          #225-1889 Springfield Road
          Kelowna, B.C.
          V1Y 5V5


To software programming and web site development and maintenance including any and all professional, consulting, management, and supervisory services for the two-year period October 5, 2000 -
October 4, 2002


My fee including disbursements   -               $25.00
                                                  =====



Paid by issue of 5,000 common Class E shares in Global Savings
Club Inc. ( a private non-reporting company incorporated in the Province of British Columbia).

Terms of Invoice and Personal Services Agreement:


1. Service Provider agrees irrevocably and unconditionally to exchange the 5,000 common Class E shares in Global Savings Club Inc. for 25,000 common shares in a Nevada, U.S.A. company controlled by Bryan Nordine to be incorporated during the month of October 2000. Such exchange to be done prior to December 31, 2000. Specific power of attorney is herein granted to Bryan Nordine to effect such exchange on behalf of the Service Provider in the event it is unable to complete necessary and relevant documents (eg. due to poor health or prior travel commitments).

	                               Initials of Service Provider
                                                      __________

                                             Initials of Witness
                                                      __________



2. Service Provider accepts the 5,000 common shares and later exchange of 25,000 common shares (referenced above) as full and final payment for any and all services and disbursements provided to the Client.



3. Service Provider understands and agrees any internet systems, web site functions, forms, business plans, documents, logos, designs, and data developed by the Service Provider while engaged by Global Savings Club Inc. and/or Bryan Nordine and/or the Nevada USA company to be incorporated and controlled by Bryan Nordine shall be and remain the sole property of the Client and shall be for the exclusive beneficial interest of the Client.


4. Service Provider acknowledges it has executed a previously signed non-disclosure and non-competition agreement and agrees to continue to be bound by its terms and acknowledges its terms are not voided by this Invoice and Personal
    Services Agreement (PSA).


5. Service Provider will personally perform the services contracted in this Invoice and PSA unless otherwise agreed to in writing by the client.


6. Service Provider will use its best effort to perform the services described above. Although the total number of hours is not specified in this Invoice and PSA, the Service Provider agrees to provide reasonable and necessary services to the Client in a professional, competent, and timely manner over the two-year period.


7. Service Provider will submit written requests to the Client for and any services or disbursements not contemplated in this Invoice and PSA. The Client will not be liable for any additional costs for services or disbursements unless agreed to in writing by the Client.


8. Service Provider agrees to abide by the laws of the Province of British Columbia including the B.C. Securities
 Act and any related U.S. Securities and Exchange
 Commission rules and regulations respecting its trading of Global shares.


9. This Invoice and PSA contain all of the terms and conditions agreed to between the Service Provider and the Client, and supersede all prior conversations, arrangements, terms, conditions, and agreements between the Service Provider and the Client excepting the previously signed Non-Disclosure / Non-Competition Agreement, which terms shall continue with the intent of protecting the proprietary rights and property of the Client.


10. This Invoice and PSA is assignable by the Client at its absolute discretion.


Submitted and Signed by Emmanuel Gravel:  Signature of Witness :

___________________________               ______________________
Service Provider








     (Signature)    /s/Bryan Nordine
                    Bryan Nordine
     (Title)        President, Chief Executive Officer, Director
     (Date)         October 31, 2002

     (Signature)    /s/Frank Gilfillan
                    Frank Gilfillan
     (Title)        Secretary, Director
     (Date)	        October 31, 2002

     (Signature)    /s/David Lanthier
                    David Lanthier
     (Title)        Treasurer, Director
     (Date)         October 31, 2002